Exhibit 10.1
Execution Version

LETTER OF CREDIT AGREEMENT
Dated as of July 14, 2017
between
GENON ENERGY, INC.,
as Applicant,
CITIBANK, N.A.,
as Issuing Bank, and
CITIGROUP GLOBAL MARKETS INC.
as the Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS    1

SECTION 1.01	Defined Terms. 1

SECTION 1.02	Terms Generally. 12

SECTION 1.03	Letter of Credit Amounts. 12
ARTICLE II THE CREDITS    12

SECTION 2.01	Collateralized L/C Accounts. 12

SECTION 2.02	Letters of Credit. 13

SECTION 2.03	Fees. 16

SECTION 2.04	Increased Costs. 16

SECTION 2.05	Taxes. 17

SECTION 2.06	Payments Generally. 20

SECTION 2.07	Mitigation Obligations. 20

SECTION 2.08	Accrued Interest in Letter of Credit Collateral Account. 20

SECTION 2.09	Priority and Liens. 20

SECTION 2.10	No Discharge; Survival of Claims. 21

SECTION 2.11	Payment of Obligations. 21
ARTICLE III REPRESENTATIONS AND WARRANTIES    21

SECTION 3.01	Organization; Powers. 21

SECTION 3.02	Authorization. 21

SECTION 3.03	Enforceability. 21

SECTION 3.04	Governmental Approvals. 22

SECTION 3.05	Financial Statements. 22

SECTION 3.06	[Reserved]. 22

SECTION 3.07	No Material Adverse Effect. 22

SECTION 3.08	Litigation; Compliance with Laws. 22

SECTION 3.09	Investment Company Act. 23

SECTION 3.10	Use of Letters of Credit. 23

SECTION 3.11	Tax Returns. 23

SECTION 3.12	No Material Misstatements. 23

SECTION 3.13	Employee Benefit Plans. 23

SECTION 3.14	Anti-Terrorism, Sanctions, and FCPA. 24
ARTICLE IV CONDITIONS OF EFFECTIVENESS AND OBLIGATION TO ISSUE LETTERS OF CREDIT    24

SECTION 4.01	Conditions Precedent to Effectiveness. 24

SECTION 4.02	All Credit Events. 26
ARTICLE V AFFIRMATIVE COVENANTS    27

SECTION 5.01	Existence; Businesses and Properties. 27

SECTION 5.02	Payment of Obligations. 27

SECTION 5.03	Financial Statements and Reports. 27

SECTION 5.04	Compliance with Laws. 29

SECTION 5.05	Notices. 29

-i-

SECTION 5.06	Fiscal Year; Accounting. 29

SECTION 5.07	Further Assurances. 29
ARTICLE VI NEGATIVE COVENANTS    29

SECTION 6.01	Restrictions on Fundamental Changes. 29

SECTION 6.02	Business of the Applicant and the Subsidiaries. 30

SECTION 6.03	Change Name. 30

SECTION 6.04	Limitation on Modifications of Organizational Documents. 30

SECTION 6.05	Embargoed Person. 30

SECTION 6.06	Anti-Terrorism Law; Anti-Money Laundering. 30
ARTICLE VII EVENTS OF DEFAULT    30

SECTION 7.01	Events of Default. 30
ARTICLE VIII MISCELLANEOUS    33

SECTION 8.01	Notices. 33

SECTION 8.02	Survival of Agreement. 34

SECTION 8.03	Binding Effect, Effectiveness. 35

SECTION 8.04	Successors and Assigns. 35

SECTION 8.05	Liability of the Arranger. 35

SECTION 8.06	Expenses; Indemnity. 35

SECTION 8.07	Right of Set-off. 37

SECTION 8.08	Applicable Law. 37

SECTION 8.09	Waivers; Amendment. 37

SECTION 8.10	Interest Rate Limitation. 37

SECTION 8.11	Entire Agreement. 37

SECTION 8.12	WAIVER OF JURY TRIAL. 38

SECTION 8.13	Severability. 38

SECTION 8.14	Counterparts. 38

SECTION 8.15	Headings. 38

SECTION 8.16	Jurisdiction; Consent to Service of Process. 38

SECTION 8.17	Confidentiality. 39

SECTION 8.18	Communications. 39

SECTION 8.19	USA PATRIOT Act. 40

SECTION 8.20	No Fiduciary Duty. 40

INDEX OF EXHIBITS
Exhibit A    Form of Final Order
Schedule I    Existing Letters of Credit

-ii-

This LETTER OF CREDIT AGREEMENT is entered into as of July 14, 2017, between GENON ENERGY, INC., a Delaware corporation (the “Applicant”), CITIBANK, N.A. (“Citibank” and the “Issuing Bank”) (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”).
W I T N E S S E T H :
WHEREAS, on June 14, 2017 (the “Petition Date”), the Applicant filed a voluntary petition with the Bankruptcy Court initiating the Bankruptcy Case that is pending under Chapter 11 of the Bankruptcy Code and has continued in the possession of its assets and in the management of its business pursuant to Section 1107 and 1108 of the Bankruptcy Code;
WHEREAS, the Applicant has requested the Issuing Bank, and the Issuing Bank has agreed to, (i) amend and restate the Existing LC Facility Agreement (as defined below) in the form of this Agreement and (ii) issue from time to time, pursuant to the terms and conditions set forth in this Agreement, new Facility Letters of Credit, so long as the aggregate amount of L/C Exposure (as defined below) with respect to all Letters of Credit hereunder does not exceed the L/C Exposure Cap; and
NOW THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
Article I

DEFINITIONS
SECTION 1.01    Defined Terms.
As used in this Agreement, the following terms shall have the meanings specified below:
“13-Week Projection” shall mean (i) a projected statement of sources and uses of cash for the Applicant on a weekly basis for a thirteen week period that may or may not include previously concluded weeks, or (ii) if the Applicant does not prepare such thirteen week projections, any other projected statement of sources and uses of cash for the Applicant on a weekly basis for such time period that is closest to thirteen weeks.
“Administrative Claim” shall mean a claim against the Applicant in the Bankruptcy Case for actual and necessary costs and expenses which has administrative expense status pursuant to sections 364, 503(b), 507(a)(2), and 507(b) of the Bankruptcy Code.
“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.
“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.14(a).
“Applicant” shall have the meaning assigned to such term in the preamble to this Agreement.
“Arranger” means Citigroup Global Markets Inc., as sole lead arranger and sole bookrunner.
“Attorney Costs” shall mean all reasonable and documented fees, out-of-pocket expenses and out-of-pocket disbursements of any law firm or other external legal counsel.

“Bankruptcy Case” shall mean the jointly administered case number 17-3395 commenced in Bankruptcy Court under the Bankruptcy Code by GenOn Energy, Inc. and certain affiliates.
“Bankruptcy Code” shall mean chapter 11 of title 11 of the United States Code.
“Bankruptcy Court” shall mean the United States Bankruptcy Court for the Southern District of Texas.
“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.
“Cash Equivalents” shall mean:
(1)    any evidence of indebtedness issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof with a final maturity not exceeding five years from the date of acquisition;
(2)    deposits, certificates of deposit or acceptances of any financial institution that is a member of the Federal Reserve System and whose unsecured long term debt is rated at least “A” by S&P, or at least “A2” by Moody’s or any respective successor agency;
(3)    commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of the Applicant) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and rated at least “A-1” by S&P and at least “P-1” by Moody’s or any respective successor agency;
(4)    repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States maturing within 365 days from the date of acquisition;
(5)    readily marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 365 days from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s or any respective successor agency;
(6)    demand deposits, savings deposits, time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act) with maturities of not more than 365 days from the date of acquisition; and
(7)    money market funds which invest substantially all of their assets in securities described in the preceding clauses (1) through (6).
“Change in Law” shall mean (a) the adoption of any law, treaty, rule or regulation after Effective Date, (b) any change in law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by the Issuing Bank (or, for purposes of Section 2.04(b), by any office of the Issuing Bank or by the Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign

PAGE \* MERGEFORMAT 13

regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Charges” shall have the meaning assigned to such term in Section 8.10.
“Citibank” shall have the meaning assigned to such term in the preamble to this Agreement.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Communications” shall have the meaning assigned to such term in Section 8.18(a).
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” and “Controls” shall have meanings correlative thereto.
“Credit Event” shall have the meaning assigned to such term in Section 4.02.
“Creditors’ Committee” shall mean the official committee of unsecured creditors in the Bankruptcy Case, if applicable.
“Debtor” shall mean a legal entity that filed a petition for relief in the jointly administered Bankruptcy Cases.
“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.
“Designated Jurisdiction” shall mean any country or territory to the extent that such country or territory itself is, or its government is, the subject of any Sanctions (currently, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).
“DIP Budget” shall mean any cash flow forecast and budget which sets forth projected receipts and disbursements for the Applicant during the applicable period.
“Dollars” or “$” shall mean lawful money of the United States of America.
“Effective Date” shall mean the first date on which all of the conditions precedent in Section 4.01 are satisfied.
“Embargoed Person” or “Embargoed Persons” shall have the meaning given such term in Section 6.05.
“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna or as otherwise defined in any Environmental Law.

PAGE \* MERGEFORMAT 13

“Environmental Claim” shall mean any claim, cause of action, investigation or notice by any Person, including any Governmental Authority having jurisdiction, alleging any potential or resulting in any liability or costs (including liabilities or costs relating to compliance costs, investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (A) the presence Release or threatened Release of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Applicant or any of its Subsidiaries, as applicable, or (B) any Environmental Law, including the alleged or actual violation thereof.
“Environmental Law” shall mean collectively, all laws, including common law, that relate to (a) the prevention, abatement or elimination of pollution, or the protection of the Environment, natural resources or human health (including employee health and safety), and (b) the generation, handling, treatment, labeling, storage, transportation, Release of or exposure to Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq., the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., the Federal Land Policy and Management Act, 43 U.S.C. §§ 1701 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., each as amended, and their state or local counterparts or equivalents.
“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest; provided that, for the avoidance of doubt, “Equity Interests” shall not include notes convertible or exchangeable into Equity Interests until such conversion and/or exchange.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Applicant or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (a) any Reportable Event; (b) a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) a withdrawal by the Applicant, any Subsidiary, or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (e) the incurrence by the Applicant, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA (other than for PBGC premiums due but not delinquent); (f) the receipt by the Applicant, any Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by the Applicant, any Subsidiary or any ERISA Affiliate of any Withdrawal Liability from any Multiemployer Plan; (h) the receipt by the Applicant, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Applicant, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, an at-risk plan or a plan in endangered or critical status within the meaning of Sections 431 and 432 of the Code or Section 304 and 305 of ERISA; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to the Applicant or any Subsidiary; or (j) the imposition of a Lien

PAGE \* MERGEFORMAT 13

pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code with respect to any Plan.
“Event of Default” shall have the meaning assigned to such term in Section 7.01.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office in, or its applicable lending office in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (a) any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Letter of Credit pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in the Letter of Credit (other than pursuant to an assignment request by the Applicant under Section 2.07) or (ii) such Recipient changes its lending office, except in each case to the extent that, pursuant to Section 2.05, amounts with respect to such Taxes were payable to Recipient immediately before such Recipient became a party hereto or immediately before such Recipient’s designation of a new lending office, (a) any withholding Tax that is attributable to such Recipient’s failure to comply with Section 2.05(e) and (a) any U.S. federal withholding Taxes imposed under FATCA.
“Executive Order” shall have the meaning assigned to such term in Section 3.14(a).
“Existing Letters of Credit” shall mean the letters of credit listed on Schedule I hereto.
“Existing LC Facility Agreement” shall mean that certain Letter of Credit Agreement dated as of June 30, 2017, by and among GenOn Energy, Inc., as the applicant and Citibank, N.A. as the issuing bank, as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof.
“Facility Documents” shall mean, collectively, (a) this Agreement, (b) the Fee Letter, (c) the L/C Cash Collateral Agreement, (d) the Final Order, and (e) any other material document executed and delivered by the Applicant to the Issuing Bank in connection therewith or pursuant to any of the foregoing, together with any modification of any term, or any waiver with respect to, any of the foregoing.
“Facility Letter of Credit” shall mean any letter of credit issued by the Issuing Bank in accordance herewith and the Existing Letters of Credit.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version to the extent that it is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code and intergovernmental agreements, fiscal or regulatory legislation, rules or practices entered into in connection with the foregoing.
“FCPA” shall mean Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Fee Letter” shall mean that certain Structuring Fee Letter, dated as of June 19, 2017, by and between Citibank, N.A. and the Applicant, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Fees” shall mean a collective reference to fees payable under the Fee Letter and all fees payable pursuant to Section 2.03 of this Agreement.
“Final Order” means an order of the Bankruptcy Court, in the form set forth as Exhibit A, with changes to such form as are satisfactory to the Issuing Bank in its sole discretion, entered in the Bankruptcy Case after a final

PAGE \* MERGEFORMAT 13

hearing under Bankruptcy Rule 4001(c)(2) and from which no appeal has been timely filed, or if timely filed, such appeal has been dismissed (unless the Issuing Bank waives such requirement) approving the Facility Documents on a final basis. For the avoidance of doubt, on the Effective Date, all references to the Final Order shall be to the final order (I) authorizing the Debtors’ continued performance under intercompany arrangements, (II) authorizing the Debtors to continue ordinary course operations and related financing, and (III) granting related relief (Docket No. 254 (entered on July 14, 2017)).
“Final Order Entry Date” shall mean the date on which the Final Order is entered by the Bankruptcy Court.
“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.
“Financial Statements” shall mean the financial statements of the Applicant and its Subsidiaries delivered in accordance with Section 5.03(a) and (b).
“Fiscal Quarter” shall mean a fiscal quarter of any Fiscal Year.
“Fiscal Year” shall mean, in the case of the Applicant, the fiscal year of the Applicant ending on December 31 of each calendar year.
“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02.
“Governmental Authority” shall mean the government of the United States of America, or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, coal ash, coal combustion by-products or waste, boiler slag, scrubber residue, flue desulfurization material, urea formaldehyde foam insulation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature, in each case subject to regulation or which can give rise to liability under any Environmental Law.
“Hedging Obligation” shall mean, with respect to any specified Person, the obligations of such person under (a) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and (b)(i) agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates, commodity prices or commodity transportation or transmission pricing or availability; (ii) any netting arrangements, power purchase and sale agreements, fuel purchase and sale agreements, swaps, options and other agreements, in each case, that fluctuate in value with fluctuations in energy, power or gas prices; and (iii) agreements or arrangements for commercial or trading activities with respect to the purchase, transmission, distribution, sale, lease or hedge of any energy related commodity or service.
“Indemnified Taxes” shall mean (a) all Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Applicant or its Subsidiaries under any Facility Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” shall have the meaning assigned to such term in Section 8.06(b).
“Information” shall have the meaning assigned to such term in Section 3.12.

PAGE \* MERGEFORMAT 13

“Issuing Bank” shall have the meaning assigned to such term in the preamble to this Agreement. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“L/C Cash Collateral Agreement” shall mean each certain Pledge Assignment and Control Agreement (or similar agreement) dated as of the Effective Date (subject to Section 2.04(c)) by and between the Applicant and the Issuing Bank in respect the applicable L/C Collateral, in form and substance reasonably satisfactory the Issuing Bank.
“L/C Collateral” shall mean a collective reference to cash and Cash Equivalents held in the Letter of Credit Account.
“L/C Deposit Amount” shall mean, at any time, the total amount on deposit in the Letter of Credit Account pursuant to the terms of this Agreement. The L/C Deposit Amount may be reduced or otherwise adjusted from time in accordance with the terms of this Agreement.
“L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank, including, for the avoidance of doubt, a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit upon or following the reinstatement of such Letter of Credit.
“L/C Expiration Date” shall mean that date that is one (1) Business Day prior to the Termination Date.
“L/C Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn face amount of all Letters of Credit then outstanding, plus (ii) all amounts theretofore drawn under Letters of Credit and not yet reimbursed.
“L/C Exposure Cap” shall be $300,000,000; provided, that the L/C Exposure Cap shall be reduced from time to time in accordance with the provisions of this Agreement.
“L/C Facility” shall mean the cash collateralized letter of credit facility provided pursuant to the terms of this Agreement, consisting of any Facility Letters of Credit.
“Letter of Credit” shall mean any Facility Letter of Credit maintained in accordance herewith.
“Letter of Credit Account” shall mean the account established by the Issuing Bank for the benefit of the Applicant pursuant to Section 2.01(a) under the sole and exclusive control of the Issuing Bank.
“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien (statutory or other), judgment liens, pledge, encumbrance, charge, assignment, hypothecation, deposit arrangement, security interest or encumbrance of any kind or any arrangement to provide an effective priority or preference, including any easement, servitude, right-of-way or other encumbrance on title to real property, in each of the foregoing cases whether voluntary or imposed or arising by operation of law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement and any lease in the nature thereof and any option, call, trust, contractual, statutory, UCC or similar right relating to such property, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, and (d) any other arrangement having the effect of providing a security interest.
“Material Adverse Effect” shall mean the existence of events, conditions or circumstances that have had or would reasonably be expected to have (a) a material adverse change in, or material adverse effect upon, the business condition (financial or otherwise), assets or operations of the Applicant and each of its Subsidiaries (x) that is a Debtor or (y) for whose benefit a Letter of Credit has been issued and remains in effect, taken as a whole (in each case other than as a result of events leading up to and following the commencement and prosecution of a proceeding under Chapter 11 of the Bankruptcy Code and the commencement of the Bankruptcy Case), (b) a material impairment of the ability of the Applicant to perform its obligations under the Facility Documents or (c) a material impairment of the rights and remedies of the Issuing Bank under the Facility Documents or a material adverse effect upon the legality,

PAGE \* MERGEFORMAT 13

validity, binding effect or enforceability against the Applicant of the Facility Documents; provided, however, that the filing and prosecution of the Bankruptcy Case and the consequences that customarily result from reorganization under Chapter 11 of the Bankruptcy Code shall not be considered in determining whether there has been a “Material Adverse Effect”.
“Maximum Rate” shall have the meaning assigned to such term in Section 8.10.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA and that is subject to Title IV of ERISA with respect to which the Applicant, any Subsidiary or (a) is making or has an obligation to make contributions, (b) has within any of the preceding six plan years made or had an obligation to make contributions or (c) otherwise could incur liability (including any liability on the account of any ERISA Affiliate).
“NRG Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated as of June 30, 2016 (as amended, restated, supplemented or otherwise modified from time to time), by and among, among others, NRG Energy, Inc. (“NRG”), as the borrower thereunder, Citicorp North America, Inc., as administrative agent and the collateral agent, certain Issuing Banks party thereto and certain lenders party thereto.
“NRG LC Agreement” shall mean that certain Revolving Letter of Credit Reimbursement Agreement, dated as of June 14, 2017, among the Applicant, the Subsidiaries of the Applicant party thereto and NRG as LC Agent thereunder.
“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, the Applicant arising in connection with Letters of Credit including under the L/C Cash Collateral Agreement and the other Facility Documents, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Applicant of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the obligations of the Applicant under the Facility Documents include the obligation (including guarantee obligations) to pay reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by the Applicant in respect of any Letters of Credit or the L/C Facility.
“OFAC” shall have the meaning assigned to such term in Section 3.14(b)(iv).
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Facility Document, or sold or assigned an interest in any Facility Document).
“Other Taxes” shall mean all present or future stamp, documentary, intangible, recording, filing or similar Taxes from any payment made under any Facility Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, the Facility Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.07).
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Permitted Business” shall mean the business of acquiring, constructing, managing, developing, improving, maintaining, leasing, owning and operating power or energy related facilities, together with any related assets or facilities, as well as any other activities reasonably related to, ancillary to, or incidental to, any of the foregoing activities (including acquiring and holding reserves), including investing in power or energy related facilities.

PAGE \* MERGEFORMAT 13

“person” or “Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.
“Petition Date” shall have the meaning assigned to such term in the recitals to this Agreement.
“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by the Applicant, any Subsidiary or with respect to which the Applicant or any Subsidiary could incur liability (including on account of any ERISA Affiliate or under Section 4069 of ERISA).
“Postpetition Material Indebtedness” shall mean any indebtedness for borrowed money incurred after the Petition Date (other than the Facility Letters of Credit hereunder) of the Applicant or any Subsidiary that is a Debtor in an aggregate principal amount equal to or exceeding $15 million.
“Recipient” shall mean the Issuing Bank and permitted assigns or successors, if any.
“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees and Issuing Banks of such person and such person’s Affiliates.
“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, disposing or depositing in, into, onto or through the Environment.
“Reorganization Plan” shall mean a plan of reorganization or liquidation in the Bankruptcy Case of the Applicant.
“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan.
“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.
“Restructuring Support Agreement” shall mean that certain Restructuring Support and Lock-Up Agreement, dated as of June 12, 2017, by and among the Applicant and the other parties thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“S&P” shall mean S&P Global Ratings.
“Sanctions” shall mean any trade or economic sanctions administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, or Her Majesty’s Treasury.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by the parent or one or more subsidiaries of the parent, or (b) whose accounts are consolidated with the accounts

PAGE \* MERGEFORMAT 13

of the parent or one or more subsidiaries of the parent in such parent’s or subsidiary’s SEC filings. Unless the context otherwise requires, Subsidiary shall mean a Subsidiary of the Applicant.
“Superpriority Claim” shall mean a claim against the Applicant in the Bankruptcy Case which is an administrative expense claim having priority over all other costs and expenses of administration of the kinds specified and ordered pursuant to any provision of the Bankruptcy Code, including, without limitation, sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b) and 546(c) of the Bankruptcy Code, and shall at all times be senior to the rights of Applicant, any successor trustee, or any other creditor in the Bankruptcy Case or any subsequent proceedings under the Bankruptcy Code, including, without limitation, any Chapter 7 proceedings if the Bankruptcy Case is converted to a case under Chapter 7 of the Bankruptcy Code.
“Taxes” shall mean any and all present or future taxes, levies, imposts, assessments, duties (including stamp duties), deductions, charges (including ad valorem charges), withholdings (including backup withholding), fees or similar charges imposed by any Governmental Authority and any and all interest, additions to tax and penalties related thereto.
“Termination Date” shall mean the earliest to occur of (a) one year after the Effective Date, (b) forty-five (45) days after the Petition Date if (x) the Effective Date has not occurred prior to the expiration of such 45-day period or (y) the Final Order has not been entered prior to the expiration of such 45-day period (provided that the time period set forth in this clause (b) may be extended with the written consent of the Issuing Bank in its sole discretion), (c) the consummation of a sale of all or substantially all of the assets of the Applicant pursuant to Section 363 of the Bankruptcy Code, (d) the effective date of any plan of reorganization for the Applicant, and (e) the date on which the Obligations consisting of the Letters of Credit Exposure shall have been repaid (or cash collateralized at 103%) and all further commitments and obligations of the Issuing Bank hereunder and under the Facility Documents shall have been irrevocably terminated pursuant to Section 7.01 or otherwise.
“Transactions” shall mean the execution and delivery of this Agreement, the issuance, if any, of Facility Letters of Credit hereunder, the deposit of funds as required hereby, the payment of fees and expenses related thereto.
“Trustee” shall mean the United States Trustee for the Southern District of Texas.
“UCC” shall mean the Uniform Commercial Code as in effect in the applicable state of jurisdiction.
“USA PATRIOT Act” shall have the meaning assigned to such term in Section 8.19.
“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02    Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “assets” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time. Except as otherwise expressly provided herein, any reference in this Agreement to any Facility Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an

PAGE \* MERGEFORMAT 13

accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Applicant notifies the Issuing Bank that the Applicant requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
SECTION 1.03    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the maximum amount available to be drawn of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any related document, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II

THE CREDITS
SECTION 2.01    Collateralized L/C Accounts.
(a)    Establishment of Letter of Credit Account. Subject to the terms and conditions set forth herein and in the Final Order, the Applicant shall establish the Letter of Credit Account on or prior to the Effective Date. Amounts on deposit in the Letter of Credit Account shall be invested, or caused to be invested, by the Issuing Bank solely as set forth in subsection (d) below.
(b)    Deposits in Letter of Credit Account. On the Effective Date, the Letter of Credit Account will be funded by the Applicant with cash of the Applicant and its Subsidiaries in an amount equal to $3,030,000 (the “Initial Deposit”). Thereafter, the Letter of Credit Account will be funded by the Applicant from time to time in an amount not to exceed 101% of the L/C Exposure Cap (except as required pursuant to Section 2.02(c)).
(c)    Withdrawals from and Closing of Letter of Credit Account. Amounts on deposit in the Letter of Credit Account shall be withdrawn and distributed as follows:
(i)    on any date on which the Issuing Bank is to be reimbursed by the Applicant for any payment or reimbursement made by the Issuing Bank with respect to a Letter of Credit, the Issuing Bank shall, unless the Applicant shall have so reimbursed the Issuing Bank in cash in accordance with Section 2.05(e), withdraw from the Letter of Credit Account an amount equal to the amount of such payment or reimbursement;
(ii)    if, at any time, amounts in the Letter of Credit Account shall be greater than 101% of the L/C Exposure at such time (except as required pursuant to Section 2.02(c)), then the Applicant may withdraw the amount of such excess, provided that at such time (i) no Default has occurred and is continuing or would result therefrom, (ii) the Applicant shall have delivered to the Issuing Bank a certificate executed by a Financial Officer to the foregoing effect and (iii) after giving effect to such withdrawal, the L/C Deposit Amount would not be less than 101% of the L/C Exposure at such time (except as required pursuant to Section 2.02(c)); and
(iii)    upon the Termination Date and the expiration or cancellation of all outstanding Letters of Credit (or the establishment of a “backstop” letter of credit or other cash collateralization thereof at 103%, in each case, pursuant to arrangements satisfactory to the Issuing Bank in its sole discretion), the Issuing Bank (x) shall withdraw from the Letter of Credit Account the aggregate

PAGE \* MERGEFORMAT 13

amount then on deposit therein and make such funds available to the Applicant and (y) shall close the Letter of Credit Account.
(d)    Investment of L/C Deposit Amount. The Issuing Bank may, on behalf of the Applicant, invest the L/C Deposit Amount in an account or investment maintained by the Issuing Bank or an Affiliate thereof, in each case reasonably acceptable to the Applicant and the Issuing Bank in their respective sole discretion.
SECTION 2.02    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein and in the Final Order, the Applicant may request the issuance of Facility Letters of Credit for its own account or the account of any direct or indirect Subsidiary of Applicant in a form reasonably acceptable to the Issuing Bank in its sole discretion, at any time and from time to time from the Effective Date and prior to the L/C Expiration Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Applicant to, or entered into by the Applicant with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. It is hereby acknowledged and agreed that each of the Existing Letters of Credit shall constitute a “Facility Letter of Credit” for all purposes of this Agreement and shall be deemed issued under this Agreement on the Effective Date; provided that to the extent the Applicant is not the applicant thereunder (i) such Existing Letter of Credit is amended so that the Applicant is listed as an applicant thereunder and (ii) a notice of such amendment has been provided to the beneficiary of such Existing Letter of Credit; provided further that from and after the Effective Date, the Applicant and the Issuing Bank agree that each Existing Letter of Credit and any letter of credit application related thereto shall be solely the Obligation of the Applicant hereunder and shall not be an obligation of NRG or any Subsidiary of NRG under the NRG Credit Agreement or the NRG LC Agreement or any related document executed in connection with the NRG Credit Agreement or the NRG LC Agreement.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Facility Letter of Credit (or the amendment, renewal (other than an automatic renewal in accordance with paragraph (c) of this Section 2.02) or an extension of an outstanding Letter of Credit), the Applicant shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank (two (2) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Facility Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.02), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Applicant also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Facility Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Applicant shall be deemed to represent and warrant that), after giving effect to such issuance amendment, renewal or extension and the payment of all Obligations then due and payable, the L/C Deposit Amount shall not be less than 101% of the L/C Exposure (after giving effect to any substantially simultaneous reduction in the L/C Exposure and any increases to the L/C Deposit Amount in connection with the release of any cash collateral held in respect of a letter of credit that is to be replaced by such Facility Letter of Credit; provided that the Applicant agrees to provide irrevocable instructions to the related depositary bank (if any) to effectuate the transfer of such funds to the Letter of Credit Account promptly after it receives confirmation that the letter of credit being replaced by such Facility Letter of Credit has expired or otherwise terminated in accordance with its terms); and provided, further, that, (i) no new Facility Letter of Credit shall be issued if the conditions to such issuance have not been met, and (ii) the Issuing Bank shall not be required to issue, amend or renew any Letter of Credit (except to reduce the face amount thereof) if, (A) after giving effect thereto, the L/C Exposure with respect to all Letters of Credit would exceed the L/C Exposure Cap, or (B) (1) any event of default or other condition shall occur with respect to any Postpetition Material Indebtedness, the effect of which is to enable or permit (with all applicable grace periods having expired) the holder or holders of such Postpetition Material Indebtedness or any trustee or Issuing Bank on its or their behalf to cause such Postpetition Material Indebtedness to become due, or require the prepayment, repurchase, redemption or defeasance thereof, prior to scheduled maturity,

PAGE \* MERGEFORMAT 13

or such Postpetition Material Indebtedness shall become due and payable prior to its stated maturity or (2) the Applicant or any of the Subsidiaries shall fail to pay the principal of any Postpetition Material Indebtedness at the stated final maturity thereof.
(c)    Letter of Credit Expiration Date. Each Facility Letter of Credit shall expire at or prior to the close of business on the earlier of the date one year after the date of the issuance of such Facility Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that any Facility Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the date referred to in clause (B) of this paragraph (c)) and the L/C Expiration Date; provided that, notwithstanding the foregoing, if the other conditions to issuance are then satisfied, the Applicant may request the issuance of a Facility Letter of Credit (prior to the L/C Expiration Date) having an expiry date that is later than the L/C Expiration Date (but in no event later than the date that is twelve (12) months after the L/C Expiration Date) provided, further that, until the Termination Date, such Facility Letters of Credit shall be cash collateralized in an amount equal to 101% of the relevant L/C Exposure, and after the Termination Date, such Facility Letters of Credit shall be cash collateralized (as otherwise provided for herein) in an amount equal to 103% of the relevant L/C Exposure, and all obligations in this Agreement to cash collateralize such Facility Letters of Credit shall survive the satisfaction or discharge of all other Obligations and the termination of this Agreement or any other Facility Document.
(d)    Reimbursement. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Applicant shall be liable for reimbursing such L/C Disbursement by paying to the Issuing Bank an amount equal to such L/C Disbursement in Dollars, not later than 5:00 p.m., New York time, on the Business Day immediately following the date the Applicant receives notice under paragraph (f) of this Section 2.02 of such L/C Disbursement; provided that, the Applicant’s reimbursement obligation shall be satisfied by funds withdrawn by the Issuing Bank from the Letter of Credit Account and transferred to the Issuing Bank.
(e)    Repayment of Letters of Credit. The Applicant’s obligation to reimburse the Issuing Bank with respect to the drawing upon of any Letter of Credit shall be satisfied by funds withdrawn from the Letter of Credit Account by the Issuing Bank in accordance with Section 2.01(c)(i).
(f)    Obligations Absolute. The obligation of the Applicant to reimburse the Issuing Bank for L/C Disbursements as provided in paragraph (d) of this Section 2.02 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.02, constitute a legal or equitable discharge of, or provide a right of setoff against, the Applicant’s obligations hereunder; provided that, in each case, payment by the Issuing Bank shall not have constituted gross negligence or willful misconduct. Neither the Issuing Bank nor any of its Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived to the extent permitted by applicable law) suffered by the Applicant that are determined by a court having jurisdiction to have been caused by (i) the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) the Issuing Bank’s refusal to issue a Letter of Credit in accordance with the terms of this Agreement. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank, the Issuing Bank shall be deemed to have exercised care in each such determination and each refusal to issue a Letter of Credit. In

PAGE \* MERGEFORMAT 13

furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Applicant and the applicable Subsidiary (if such Letter of Credit is issued for the account of such Subsidiary) by electronic communication of such demand for payment and whether the Issuing Bank has made or will make a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Applicant of its obligation to reimburse the Issuing Bank.
(h)    Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Applicant, the Issuing Bank and the successor to the Issuing Bank. At the time any such replacement or resignation shall become effective, the Applicant shall pay all unpaid fees accrued for the account of the replaced or retiring Issuing Bank pursuant to Section 2.03. From and after the effective date of any such replacement or resignation, (i) the successor to the Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to the previous Issuing Bank, or to such successor and the previous Issuing Banks, as the context may require. After the replacement or resignation of the Issuing Bank hereunder, the replaced or retired Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Facility Letters of Credit.
SECTION 2.03    Fees.
(a)    The Applicant agrees to pay to the Issuing Bank (x) ten (10) Business Days after the last day of March, June, September and December of each year a fronting fee in respect of each Letter of Credit issued by the Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 0.125% (or such other percentage to be mutually agreed upon between the Applicant and the Issuing Bank) per annum of the daily average stated amount of such Letter of Credit), plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, the Issuing Bank’s customary documentary and processing charges (collectively, “Fees”). All Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days. All Fees shall be paid directly to the Issuing Bank, as applicable. Once paid, none of the Fees shall be refundable under any circumstances.
(b)    The Applicant shall also pay all fees pursuant to the Fee Letter in accordance with the terms thereof; provided that it shall not be a breach of this provision if the Applicant shall fail to timely pay any such quarterly fee as the direct result of not having received an invoice from the Issuing Bank, but only if when subsequently received by the Applicant, the Applicant pays such invoiced fee within five (5) Business Days after receipt thereof.
SECTION 2.04    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar capital or liquidity requirement against assets of, deposits with or for the account of, or credit extended by, the Issuing Bank;
(ii)    subject the Issuing Bank to any Taxes (other than for (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on: (1) any Letter of Credit, (2) any Facility Document, (3) the performance by the

PAGE \* MERGEFORMAT 13

Issuing Bank of its obligations with respect to any Facility Document, or (4) change the basis of Tax applicable to payments to the Issuing Bank in respect thereof; or
(iii)    impose on the Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Letters of Credit issued by the Issuing Bank;
and the result of any of the foregoing shall be to increase the cost to the Issuing Bank of issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Applicant will pay to the Issuing Bank such additional amount or amounts as will compensate the Issuing Bank for such additional costs incurred or reduction suffered.
(b)    If the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Issuing Bank’s capital or on the capital of the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Letters of Credit issued by the Issuing Bank, to a level below that which the Issuing Bank or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration the Issuing Bank’s policies and the policies of the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Applicant shall pay to the Issuing Bank such additional amount or amounts as will compensate the Issuing Bank or the Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of the Issuing Bank setting forth the amount or amounts necessary to compensate the Issuing Bank or its holding company, as specified in paragraph (a) or (b) of this Section 2.04 shall be delivered to the Applicant and shall be conclusive absent manifest error. The Applicant shall pay the Issuing Bank the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Promptly after the Issuing Bank, has determined that it will make a request for increased compensation pursuant to this Section 2.04, the Issuing Bank shall notify the Applicant thereof. Failure or delay on the part of the Issuing Bank to demand compensation pursuant to this Section 2.04 shall not constitute a waiver of the Issuing Bank’s right to demand such compensation; provided that the Applicant shall not be required to compensate the Issuing Bank pursuant to this Section 2.04 for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that the Issuing Bank notifies the Applicant of the Change in Law giving rise to such increased costs or reductions and of the Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(e)    Notwithstanding any other provision of this Section 2.04, the Issuing Bank shall not demand compensation for any increased cost or reduction pursuant to this Section 2.04 if it shall not at the time be the general policy and practice of the Issuing Bank to demand such compensation in similar circumstances under comparable provisions of other letter of credit agreements.
SECTION 2.05    Taxes.
(a)    Any and all payments by or on account of any obligation of the Applicant under any Facility Document shall be made free and clear of and without deduction or withholding for any Taxes except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Applicant or applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by Applicant or applicable withholding agent, then the Applicant or applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Applicant shall be increased as necessary so that after such deduction or withholding has been made (including such deductions or withholdings applicable to additional sums payable under this Section 2.05(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions or withholding been made.

PAGE \* MERGEFORMAT 13

(b)    The Applicant shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    The Applicant shall indemnify each Recipient within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes payable by such Recipient on or with respect to any payment by or on account of any obligation of the Applicant under any Facility Document (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.05) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Applicant by the Issuing Bank shall be conclusive absent manifest error.
(d)    As soon as practicable after any payment of Taxes by the Applicant to a Governmental Authority, the Applicant shall deliver to the Issuing Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Issuing Bank.
(e)    Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Facility Document, shall deliver to the Applicant or the applicable withholding agent, at the time or times reasonably requested by the Applicant or the applicable withholding agent, such properly completed and executed documentation reasonably requested as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, if reasonably requested by the Applicant or the applicable withholding agent, any Recipient shall deliver such other documentation prescribed by applicable law or reasonably requested by the Applicant or the applicable withholding agent as will enable the Applicant and any applicable withholding agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.05(e)(i), (ii) and (iii)) shall not be required if in the Recipient’s reasonable judgement such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.
Without limiting the generality of the foregoing:
(i)    Each Recipient shall deliver to the Applicant (and, if applicable, to the withholding agent) on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Applicant or an applicable withholding agent) two properly completed and duly signed copies of Internal Revenue Service Form W-9 (or any successor forms) certifying that such Recipient is exempt from U.S. federal backup withholding.
(ii)    If any Recipient is not a U.S. Person shall deliver to the Applicant (and, if applicable, to the withholding agent) (in such number of copies as shall be requested by Applicant and the applicable withholding agent) on or prior to the date on which such Recipient becomes a party to this Agreement or to any Facility Document (and from time to time thereafter upon the reasonable request of the Applicant or an applicable withholding agent), executed originals of any form prescribed by applicable law or other documentation reasonably requested by the Applicant or an applicable withholding agent that will result in no U.S. federal withholding with respect to payments made under any Facility Document;
(iii)    If a payment made to a Recipient under any Facility Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Applicant (or applicable withholding agent) at the time or times prescribed by applicable law and at such time or times reasonably requested by the Applicant or the applicable withholding agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and

PAGE \* MERGEFORMAT 13

such additional documentation reasonably requested by the Applicant or the applicable withholding agent as may be necessary (as determined by the Applicant or the applicable withholding agent) (A) for the Applicant and the applicable withholding agent to comply with its obligations under FATCA and (B) to determine whether the Recipient has or has not complied with the Recipient’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. For purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iv)    Notwithstanding any other provision of this Section 2.05(e), the Issuing Bank shall not be required to deliver any form that the Issuing Bank is not legally eligible to deliver.
Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Applicant or the applicable withholding agent in writing of its legal inability to do so.
(f)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.05 (including any payment of additional amounts pursuant to this Section 2.05), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.05 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. This paragraph (f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other person. Notwithstanding anything to the contrary in this paragraph (f), in no event will indemnifying party be required to pay amounts to the indemnified party pursuant to this paragraph (f) to the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax has never been paid.
(g)    For purposes of this Section 2.05, the term “applicable law” includes FATCA.
(h)    Each party’s obligations under this Section 2.05 shall survive the resignation or replacement of the Issuing Bank, the termination of the Letters of Credit and the repayment, satisfaction or discharge of all obligations under any Facility Document.
SECTION 2.06    Payments Generally.
Unless otherwise specified, the Applicant shall make each payment required to be made by it hereunder (whether of fees or reimbursement of L/C Disbursements of amounts payable under Section 2.04 or Section 2.05, or otherwise) prior to 2:00 p.m., New York time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date (other than payments made by the Issuing Bank by withdrawing and applying such amounts from the Letter of Credit Account) may, in the discretion of the Issuing Bank, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Issuing Bank to the applicable account designated to the Applicant by the Issuing Bank. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. All payments hereunder of (i) reimbursement obligations with respect to any Letter of Credit or (ii) any other amount due hereunder or under another Facility Document shall be made in Dollars.
SECTION 2.07    Mitigation Obligations. If the Issuing Bank requests compensation under Section 2.04, or if the Applicant is required to pay any additional amount to the Issuing Bank or any

PAGE \* MERGEFORMAT 13

Governmental Authority for the account of the Issuing Bank pursuant to Section 2.05, then the Issuing Bank shall use reasonable efforts to designate a different issuing office for funding the Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of the Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.04 or Section 2.05, as applicable, in the future and (ii) would not subject the Issuing Bank to any material unreimbursed cost or expense and would not otherwise be disadvantageous to the Issuing Bank in any material respect. The Applicant hereby agrees to pay all reasonable costs and expenses incurred by the Issuing Bank in connection with any such designation or assignment.
SECTION 2.08    Accrued Interest in Letter of Credit Collateral Account. On the last Business Day of each month, the Issuing Bank shall pay (or cause to be paid) any accrued interest in respect of the Letter of Credit Account to the Applicant.
SECTION 2.09    Priority and Liens.
(a)    The Applicant hereby covenants and agrees that upon the entry of, and subject to, the Final Order, its Obligations hereunder and under the Facility Documents: (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute an allowed Administrative Claim in the Bankruptcy Case and (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, shall at all times be secured by a valid, binding, continuing, enforceable, non-avoidable, fully perfected first priority Lien (subject to the terms of the L/C Cash Collateral Agreement and the Final Order) on all of its cash maintained in the Letter of Credit Account and any investment of the funds contained therein.
(b)    The relative priorities of the Liens described in this Section 2.09 with respect to the L/C Collateral shall be as set forth in the Final Order and the L/C Cash Collateral Agreement. In accordance with the Final Order, all of the Liens described in this Section 2.09 shall be effective and perfected upon entry of the Final Order without the necessity of filing, executing or recording financing statements, security agreements, control agreements, or other documents. If the Issuing Bank, in its sole discretion, nonetheless chooses to file such financing statements, security agreements, control agreements, or other documents or otherwise confirm perfection of any security interests and Liens, the Issuing Bank is authorized to effect such filings and recordations, and all such financing statements, security agreements, control agreements, or similar documents shall be deemed to have been filed or recorded as of the Petition Date.
SECTION 2.10    No Discharge; Survival of Claims. The Applicant agrees that (a) its Obligations under the Facility Documents shall not be discharged by the entry of an order confirming a Reorganization Plan (and the Applicant, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b) the Administrative Claim granted to the Issuing Bank pursuant to the Final Order and the Liens granted to the Issuing Bank pursuant to the Final Order shall not be affected in any manner by the entry of an order confirming a Reorganization Plan.
SECTION 2.11    Payment of Obligations. Upon the Termination Date, the Obligations of the Applicant under this Agreement or any of the other Facility Documents shall be due and payable (other than indemnification and other contingent obligations, in each case, not then due and payable) and all outstanding Letters of Credit shall be, at the election of the Applicant (a) canceled or returned, (b) cash collateralized at 103% or (c) be subject to such other treatment as agreed to in writing by the Issuing Bank in its sole discretion and the Issuing Bank shall be entitled to immediate payment in cash in full of such Obligations without further application to or order of the Bankruptcy Court.
ARTICLE III

REPRESENTATIONS AND WARRANTIES

PAGE \* MERGEFORMAT 13

The Applicant represents and warrants to the Issuing Bank that:
SECTION 3.01    Organization; Powers. The Applicant and each of its Subsidiaries (x) that is a Debtor or (y) for whose benefit a Letter of Credit has been issued and remains in effect (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) subject to the entry of the Final Order, has the power and authority to execute, deliver and perform its obligations under each of the Facility Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Applicant, to borrow and otherwise obtain credit hereunder.
Notwithstanding the foregoing, the representations contained in this Section 3.01 shall only be made (or deemed made) with respect to any Subsidiary if and to the extent that the inaccuracy thereof could not reasonably be expected to be material to the interests of the Issuing Bank.
SECTION 3.02    Authorization. Subject to the entry of the Final Order, the execution, delivery and performance by the Applicant of each of the Facility Documents to which it is a party (a) have been duly authorized by all corporate or stockholder action required to be obtained by the Applicant and (b) will not violate (i) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or by-laws of the Applicant, (ii) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (iii) any indenture, agreement or other instrument to which the Applicant is a party, with respect to clauses (ii) and (iii) where any such violation would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 3.03    Enforceability. Subject in each case to the entry of the Final Order, this Agreement has been duly executed and delivered by the Applicant and constitutes, and each other Facility Document when executed and delivered by the Applicant will constitute, a legal, valid and binding obligation of the Applicant enforceable against the Applicant in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.
SECTION 3.04    Governmental Approvals. Subject to the entry of the Final Order, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions except for (a) such consents, authorizations, filings or other actions that have been made or obtained and are in full force and effect and (b) such actions, consents and approvals the failure to be obtained or made which would not reasonably be expected to have a Material Adverse Effect.
SECTION 3.05    Financial Statements. There has heretofore been furnished to the Issuing Bank the consolidated balance sheets as of December 31, 2016 and related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows of GenOn Energy, Inc. and its subsidiaries for the fiscal year ended December 31, 2016, audited by KPMG LLP, independent public accountants, and certified by the chief financial officer of GenOn Energy, Inc.; such financial statements (A) have been prepared in accordance with GAAP and (B) present fairly and accurately the consolidated financial condition and results of operations and cash flows of the Applicant and its subsidiaries as of the dates and for the periods to which they relate.
SECTION 3.06    [Reserved].

PAGE \* MERGEFORMAT 13

SECTION 3.07    No Material Adverse Effect. Since December 31, 2016, there has been no event or occurrence that has resulted in or would reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect.
SECTION 3.08    Litigation; Compliance with Laws.
(a)    Except for the Bankruptcy Case and as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of the Applicant, threatened in writing against, the Applicant or any of its Subsidiaries (x) that is a Debtor or (y) for whose benefit a Letter of Credit has been issued and remains in effect or any business, property or rights of any such person as of the Effective Date, that involve any Facility Document or the Transactions. To the knowledge of the Applicant, there are no existing facts or circumstances (including any Releases of Hazardous Materials) that could reasonably be expected to result in the assertion of any such Environmental Claim.
(b)    None of the Applicant, the Subsidiaries or their respective assets is, as of the Effective Date, in violation of (nor will the continued operation of their material assets as currently conducted violate) any currently applicable law, rule or regulation, in each case, except where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Applicant, continued compliance with Environmental Laws (including those that are or are expected to become applicable) can be timely attained and maintained without material expense.
Notwithstanding the foregoing, the representations contained in this Section 3.08 shall only be made (or deemed made) with respect to any Subsidiary if and to the extent that the inaccuracy thereof would not reasonably be expected to be material to the interests of the Issuing Bank.
SECTION 3.09    Investment Company Act. The Applicant is not an “investment company” as defined in, or subject to registration under, the Investment Company Act of 1940, as amended.
SECTION 3.10    Use of Letters of Credit. No Letter of Credit issued pursuant to this Agreement shall be used by the Applicant (i) in any way that would violate the provisions of Section 3.14, Section 6.05, or Section 6.06 or (ii) as credit support for any Postpetition Material Indebtedness.
SECTION 3.11    Tax Returns.
(a)    Each of the Applicant and each of its Subsidiaries has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies taken as a whole and each such Tax return is true and correct in all material respects, has timely paid or caused to be timely paid all material Taxes shown thereon to be due and payable by it and all other material Taxes or assessments, except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.02 and for which the Applicant or any of its Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP and has materially complied with all of its obligations in its capacity as withholding agent under applicable law;
(b)    Each of the Applicant and each of its Subsidiaries has paid in full or made adequate provision (in accordance with GAAP) for the payment of all Taxes not yet due, which Taxes, if not paid or adequately provided for, would individually or in the aggregate reasonably be expected to have a Material Adverse Effect; and
(c)    Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: with respect to each of the Applicant and its Subsidiaries, there are no claims being asserted in writing with respect to any Taxes (other than any claims filed with the Bankruptcy Court), no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and no Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other taxing authority.

PAGE \* MERGEFORMAT 13

SECTION 3.12    No Material Misstatements. All written information (other than any projections, estimates and information of a general economic and/or industry nature) (the “Information”) concerning the Applicant, the Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives (excluding any reserve reports) and made available to the Issuing Bank in connection with the Transactions, when taken as a whole, were true and correct in all material respects, as of the date such Information was furnished to the Issuing Bank and as of the Effective Date and did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.
SECTION 3.13    Employee Benefit Plans. Each of the Applicant, the Subsidiaries and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder, except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events which have occurred or for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.
SECTION 3.14    Anti-Terrorism, Sanctions, and FCPA.
(a)    The Applicant and, to the knowledge of the Applicant, the officers, directors, employees, brokers, or Affiliates of the Applicant are in compliance in all material respects with any laws relating to: (1) terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56; (2) Sanctions; and (3) the FCPA
(b)    Neither the Applicant nor any Subsidiary, nor, to the knowledge of the Applicant any officers, directors, employees, broker, or Affiliate of the Applicant acting or benefiting in any capacity in connection with any Letter of Credit is, or is owned or controlled by one or more persons that are, any of the following:
(i)    a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(ii)    a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise a target of, the Executive Order;
(iii)    a person with which the Issuing Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law or Sanctions;
(iv)    a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list; or
(v)    a person that is (i) currently the subject or target of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction.
(c)    Neither the Applicant nor any Subsidiary, and, to the knowledge of the Applicant, no officers, directors or employees thereof, when acting on behalf of any Subsidiary has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Applicant, its

PAGE \* MERGEFORMAT 13

Subsidiaries and, to the knowledge of the Applicant, its Affiliates have conducted their businesses in compliance with the FCPA in all material respects.
ARTICLE IV

CONDITIONS OF EFFECTIVENESS AND OBLIGATION TO ISSUE LETTERS OF CREDIT
SECTION 4.01    Conditions Precedent to Effectiveness. The effectiveness of this Agreement and the obligation of the Issuing Bank to issue Letters of Credit hereunder is subject to the satisfaction of the following conditions precedent (except to the extent expressly provided otherwise in this Section 4.01):
(a)    The Arranger and the Issuing Bank shall each have received the following, each dated as of the Effective Date (unless otherwise specified) and in form and substance satisfactory to the Issuing Bank:
(i)    An executed counterpart of this Agreement from the Applicant;
(ii)    Certified copies of the resolutions of the board of directors of the Applicant approving the Transactions and entry into the Facility Documents to which it is a party;
(iii)    A copy of the charter or other constitutive document of the Applicant and each amendment thereto, certified by an officer of the Applicant as being a true and correct copy thereof;
(iv)    A certificate of an officer of the Applicant certifying the names and true signatures of the officers of the Applicant authorized to sign each Facility Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder;
(v)    A customary legal opinion of Kirkland & Ellis LLP, as special counsel to the Applicant, with respect to corporate matters and the Final Order;
(vi)    A certificate of good standing for the Applicant from the applicable secretary of state or similar official in its jurisdiction of organization (as of a date reasonably near the Effective Date);
(vii)    [Reserved];
(viii)    A certificate of a Responsible Officer of the Applicant reasonably satisfactory in form and substance to the Issuing Bank:
(A)    stating that each of the representations and warranties made by the Applicant in or pursuant to the Agreement are true and correct in all material respects on the Effective Date, provided that any representation or warranty qualified as to materiality shall be true and correct in all respects and any representation or warranty made solely with respect to a specified prior date shall be true and correct in all material respects (subject to clause (1) of this proviso) as of such specified date; and
(B)    stating that no Default or Event of Default after giving effect to Transactions; and
(ix)    An executed counterpart of the L/C Cash Collateral Agreement in respect of the Letter of Credit Account from the Applicant.
(b)    [Reserved].

PAGE \* MERGEFORMAT 13

(c)    All costs, fees, expenses (including, without limitation, reasonable and documented legal fees and expenses) and other compensation, payable to the Issuing Bank shall have been paid to the extent due and invoiced at least one (1) day prior to the Effective Date.
(d)    The representations and warranties of the Applicant contained in each Facility Document to which it is a party shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or if applicable, in all respects) as of such earlier date).
(e)    At the time of and immediately after the Effective Date, no Default or Event of Default shall have occurred and be continuing.
(f)    [Reserved].
(g)    The Final Order Entry Date shall have occurred and the Final Order shall be in full force and effect and shall not have been reversed, stayed, modified, or vacated on appeal.
(h)    [Reserved]
(i)    No trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in the Bankruptcy Case.
(j)     Since December 31, 2016, there shall have been no Material Adverse Effect.
(k)    The amount of the L/C Facility on the Effective Date shall not exceed the amount authorized by the Final Order.
SECTION 4.02    All Credit Events. On the date of each issuance, amendment (other than an amendment that does not extend the expiry date or change the amount available to be drawn), extension or renewal of a Letter of Credit (each such event a “Credit Event”):
(a)    The Issuing Bank shall have received a notice requesting any issuance of a Letter of Credit.
(b)    The representations and warranties of the Applicant contained in each Facility Document to which it is a party shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or if applicable, in all respects) as of such earlier date).
(c)    At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.
(d)    At no time shall the aggregate amount of any Facility Letter of Credit, together with the aggregate principal amount of all Facility Letters of Credit then outstanding, exceed the amount under the L/C Facility authorized by the Final Order. At the time of the issuance of any Facility Letter of Credit the Final Order shall be in full force and effect, and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any respect without the prior written consent of the Issuing Bank in its sole discretion; and if the Final Order is the subject of a pending appeal in any respect, neither the issuance of any Facility Letter of Credit, the performance by the Applicant of its obligations under any of the Facility Documents, nor the security

PAGE \* MERGEFORMAT 13

interest of the Issuing Bank pursuant to the terms of the Facility Documents shall be the subject of a presently effective stay pending appeal.
(e)    The Final Order shall be in full force and effect and shall not have been reversed, stayed, modified, or vacated on appeal.
Each Credit Event shall be deemed to constitute a representation and warranty by the Applicant on the date of such Credit Event as to the applicable matters in this Section 4.02.
ARTICLE V

AFFIRMATIVE COVENANTS
The Applicant covenants and agrees with the Issuing Bank that until the Termination Date has occurred and all Fees and all other expenses or amounts payable under any Facility Document shall have been paid in full and discharged (other than indemnification and other contingent obligations, in each case, not then due and payable), unless the Issuing Bank shall otherwise consent in writing, the Applicant will and will cause each of its Subsidiaries (x) that is a Debtor or (y) for whose benefit a Letter of Credit has been issued and remains in effect to:
SECTION 5.01    Existence; Businesses and Properties. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.
SECTION 5.02    Payment of Obligations. Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Applicant or the affected Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto.
SECTION 5.03    Financial Statements and Reports. Applicant shall furnish to the Issuing Bank:
(a)    within one hundred twenty (120) days after the end of each Fiscal Year (or, if earlier, contemporaneously with the actual delivery thereof to the holders of the Applicant’s existing bonds), commencing with the Fiscal Year ended December 31, 2017, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Applicant and the Subsidiaries as of the close of such Fiscal Year and the consolidated results of their operations during such year, and, after September 30, 2017, setting forth in comparative form the corresponding figures for the prior fiscal year, all audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants to the effect that such consolidated financial statements (i) have been prepared in accordance with GAAP and (ii) present fairly and accurately the consolidated financial condition and results of operations and cash flows of the Applicant and its Subsidiaries as of the dates and for the periods to which they relate (it being understood that the delivery by the Applicant of Annual Reports on Form 10-K of the Applicant and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.03(a) to the extent such Annual Reports of Form 10-K include the information specified herein);
(b)    commencing with the Fiscal Quarter ended June 30, 2017, within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or, if earlier, contemporaneously with the actual delivery to the holders of the Applicant’s existing bonds), the consolidated results of their operations during such fiscal year and the then-elapsed portion of the fiscal year and, after September 30, 2017, setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, in each case, all certified by a Financial Officer of the Applicant, on behalf of the Applicant, as having been prepared in accordance with GAAP

PAGE \* MERGEFORMAT 13

and presenting fairly and accurately the consolidated financial condition and results of operations and cash flows of the Applicant and its Subsidiaries as of the dates and for the periods to which they relate, subject, in the case of clauses (A) and (B), to the absence of footnotes and to normal year-end audit adjustments and impairment testing (it being understood that the delivery by the Applicant of Quarterly Reports on Form 10-Q of the Applicant and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.03(b) to the extent such Quarterly Reports on Form 10-Q include the information specified herein);
(c)    if and to the extent prepared by or on behalf of the Applicant or any Debtor Subsidiary, and contemporaneously with the furnishing of same to the Creditor’s Committee or any member of any ad hoc committee of holders of indebtedness of the Applicant or any of its Subsidiaries or any counsel or financial advisor to any of the foregoing, copies of any monthly financial statements, DIP Budgets or 13-Week Projections of the Applicant or any of its Subsidiaries (x) that is a Debtor or (y) for whose benefit a Letter of Credit has been issued and remains in effect, in each case, that are not otherwise required to be furnished to the Issuing Bank pursuant to any other clause of this Section 5.03 (it being understood that the filing by the Applicant of such documents on EDGAR, the Bankruptcy Court’s docket or any publicly accessible database shall satisfy the requirements of this Section 5.03(c));
(d)    if, as a result of any change in accounting principles and policies from those as in effect on the Effective Date, the consolidated financial statements of the Applicant and the Subsidiaries delivered pursuant to paragraphs (a) or (b) above will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then, thirty (30) days after the first delivery of financial statements pursuant to paragraphs (a) or (b) above following such change, a schedule prepared by a Financial Officer on behalf of the Applicant reconciling such changes to what the financial statements would have been without such changes;
(e)    promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Applicant or any of its Subsidiaries, or compliance with the terms of any Facility Document, or such consolidating financial statements, as in each case the Issuing Bank may reasonably request in writing;
(f)    (i) as soon as reasonably practicable in advance of filing with the Bankruptcy Court, the Final Order and any other proposed orders, documents, and pleadings related to the L/C Facility and the Facility Documents and (ii) as soon as reasonably practicable, all other notices, filings, motions, pleadings or other information concerning the financial condition of the Applicant or any of its Subsidiaries or other indebtedness of the Applicant or any request for relief under Section 363, 365, 1113 or 1114 of the Bankruptcy Code or Section 9019 of the Federal Rules of Bankruptcy Procedure; and
(g)    the Applicant shall deliver to the Issuing Bank such other information, with respect to the Applicant’s or any Subsidiary’s business, financial condition, results of operations, properties or business as the Issuing Bank may, from time to time, reasonably request in writing.
Documents required to be delivered pursuant to Section 5.03(a) or Section 5.03(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Applicant posts such documents, or provides a link thereto on the Applicant’s publicly maintained website specified to the Issuing Bank as such; provided that the Applicant shall notify the Issuing Bank (by telecopier or electronic mail) of the posting of any such documents and provide to the Issuing Bank by electronic mail electronic versions (i.e., soft copies) of such documents.
SECTION 5.04    Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (owned or leased), except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.04 shall not apply to laws related to Taxes, which are the subject of Section 5.02.

PAGE \* MERGEFORMAT 13

SECTION 5.05    Notices. Furnish to the Issuing Bank written notice of any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto promptly after any Responsible Officer of the Applicant obtains actual knowledge thereof.
SECTION 5.06    Fiscal Year; Accounting. In the case of the Applicant, cause its fiscal year to end on December 31.
SECTION 5.07    Further Assurances. At the expense of the Applicant promptly upon reasonable prior written request by the Issuing Bank or as may be required by applicable law (%3) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Facility Document, or that may arise at any time prior to the Termination Date as a result of any corporate change, change of name or otherwise, and (%3) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Issuing Bank may reasonably request in writing from time to time in order to carry out more effectively the purposes of the Facility Documents.
ARTICLE VI

NEGATIVE COVENANTS
Until the Termination Date has occurred and all Fees and all other expenses or amounts payable under any Facility Document shall have been paid in full and discharged (other than indemnification and other contingent obligations, in each case, not then due and payable), unless the Issuing Bank shall otherwise consent in writing, the Applicant shall not, and, solely with respect to Sections 6.02, 6.05 and 6.06, shall not permit any of its Subsidiaries to:
SECTION 6.01    Restrictions on Fundamental Changes. Other than in connection with the Bankruptcy Cases, merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), except that this Section 6.01 shall not prohibit, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) the merger of any Subsidiary into the Applicant in a transaction in which the Applicant is the surviving corporation or any merger of any Subsidiary into any other Subsidiary or (ii) a change in form of entity of the Applicant; provided that in the case of any transaction described in the foregoing clauses (i) or (ii), any security interest granted pursuant to the Final Order and the L/C Cash Collateral Agreement shall remain in full force and effect.
SECTION 6.02    Business of the Applicant and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any material business or business activity other than a Permitted Business.
SECTION 6.03    Change Name. Change the Applicant’s name, organizational identification number, company number, jurisdiction of incorporation; provided, however, that the Applicant may change its name so long as it provides prompt written notice of such change to the Issuing Bank.
SECTION 6.04    Limitation on Modifications of Organizational Documents. Amend or modify in any manner materially adverse to the Issuing Bank, or grant any waiver or release under or terminate in any manner (if such granting, release or termination shall be materially adverse to the Issuing Bank), the articles or certificate of incorporation or by-laws of the Applicant.
SECTION 6.05    Embargoed Person. Cause or permit (a) any of the funds or properties of the Applicant that are used to collateralize the Facility Letters of Credit or to reimburse the Issuing Bank for any L/C Disbursement made pursuant to this Agreement to constitute property of, or be beneficially owned directly or indirectly by, one or more persons subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated

PAGE \* MERGEFORMAT 13

Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by the United States Government pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the Letters of Credit would be in violation of law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders, or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Applicant, with the result that the Letters of Credit are in violation of law.
SECTION 6.06    Anti-Terrorism Law; Anti-Money Laundering. Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.09, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, in each case in any manner that would result in a violation of law by any Person.
ARTICLE VII

EVENTS OF DEFAULT
SECTION 7.01    Events of Default. In case of the occurrence or existence of any of the following events (“Events of Default”):
(a)    any representation or warranty made or deemed made by the Applicant on or after the Effective Date in any Facility Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished on or after the Effective Date in connection with or pursuant to any Facility Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by the Applicant;
(b)    default shall be made in the reimbursement with respect to any L/C Disbursement (unless such L/C Disbursement has been paid in accordance with Sections 2.02(d) and (e)) and the Issuing Bank shall have provided one (1) Business Day prior notice that the same has become due and payable (and that such L/C Disbursement will not be paid in accordance with the proviso in Sections 2.02(d));
(c)    default shall be made in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Facility Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;
(d)    default shall be made in the due observance or performance by the Applicant or any of the Subsidiaries of any covenant, condition or agreement applicable to it contained in Section 5.01 (with respect to the Applicant), Section 5.07(a) or in Article VI;
(e)    default shall be made in the due observance or performance by the Applicant or any of the Subsidiaries of any covenant, condition or agreement applicable to it contained in any Facility Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of thirty (30) days (or, (i) in the case of Section 5.03(a), (d) and (f), ten (10) Business Days or (ii) in the case of Sections 5.03(h) or (j), three (3) days) after the earlier of (x) an officer of the Applicant first becoming aware of such default and (y) receipt by the Applicant of notice of such default from the Issuing Bank;
(f)     [reserved];
(g)    (i) the Bankruptcy Case shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or the Applicant shall file a motion or other pleading seeking the dismissal of any of the Bankruptcy

PAGE \* MERGEFORMAT 13

Case under Section 1112 of the Bankruptcy Code or otherwise without the written consent of the Issuing Bank in its sole discretion or (ii) a trustee under Chapter 11 of the Bankruptcy Code or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1104(b) of the Bankruptcy Code shall be appointed in the Bankruptcy Case and the order appointing such trustee or examiner shall not be reversed or vacated within thirty (30) days after the entry thereof (or the Applicant or its Affiliates shall have acquiesced to the entry of such order) unless consented to in writing by the Issuing Bank in its sole discretion;
(h)    an application shall be filed by the Applicant for the approval of any Superpriority Claim on the LC Collateral, or an order of the Bankruptcy Court shall be entered granting any Superpriority Claim on the LC Collateral, in the Bankruptcy Case that is pari passu with or senior to the claims of the Issuing Bank against the Applicant hereunder or under any of the other Facility Documents on the LC Collateral, or there shall arise or otherwise be granted any such pari passu or senior Superpriority Claim on the LC Collateral that is pari passu with or senior to the claims of the Issuing Bank on the LC Collateral;
(i)    the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit any actions that would have a Material Adverse Effect on the Applicant or its estate;
(j)    (i) the Final Order Entry Date shall not have occurred by the date that is forty-five (45) days following the Petition Date (or such later date as is agreed to in writing by the Issuing Bank); (ii) an order of the Bankruptcy Court shall be entered reversing, amending, supplementing, staying, vacating or otherwise amending, supplementing or modifying the Final Order or the Applicant or any Subsidiary of the Applicant shall apply for the authority to do so, in each case in a manner that is adverse to the Issuing Bank, without the prior written consent of the Issuing Bank in its sole discretion; (iii) an order of the Bankruptcy Court shall be entered denying or terminating use of Cash Collateral (as defined in the Final Order) by the Applicant (and such order remains unstayed for more than three (3) Business Days); (iv) the Final Order shall cease to create a valid and perfected first priority Lien on the L/C Collateral described herein or therein or shall cease to be in full force and effect; (v) the Applicant or any Debtor Subsidiary of the Applicant shall fail to comply with the Final Order in any material respect; (vi) a final non-appealable order in the Bankruptcy Case shall be entered (without the consent of the Issuing Bank in its sole discretion) charging any of the L/C Collateral under Section 506(c) of the Bankruptcy Code or otherwise against the Issuing Bank; (vii) the Applicant files a motion seeking or the Bankruptcy Court enters, any order that affects the Obligations or the claims and security interests created hereunder, under the Final Order or under the Facility Documents in a manner adverse to the Issuing Bank; or (ix) the Applicant or any of its Subsidiaries shall take any action in support of the items referred to in the foregoing clauses (vi)-(vii);
(k)    the Applicant or any of its Subsidiaries, or any Person on behalf of the Applicant or any of its Subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against the Issuing Bank relating to the L/C Facility, unless such suit or other proceeding is in connection with the enforcement of the Facility Documents against the Issuing Bank;
(l)    a Reorganization Plan that does not provide for (i) (a) the payment in full in cash of the Obligations (other than indemnification and other contingent obligations, in each case, not then due and payable) under the Facility Documents on the effective date of such Reorganization Plan and the cancellation of all outstanding Letters of Credit, (b) the cash collateralization of the Obligations (other than indemnification and other contingent obligations, in each case, not then due and payable) at 103% or (c) such other treatment as agreed to in writing by the Issuing Bank in its sole discretion and (ii) customary releases of the Issuing Bank and its Affiliates, directors, attorneys, trustees, officers, employees, and investment advisors (in each case, in their respective capacities as such), from any and all claims against the Issuing Bank in connection with this Agreement or the Bankruptcy Case to the fullest extent permitted by the Bankruptcy Code and applicable law, shall be confirmed in the Bankruptcy Case, or any order shall be entered which dismisses the Bankruptcy Case and which order does not provide for payment in full in cash of the Obligations under the Facility Documents (other than indemnification and other contingent obligations, in each case, not then due and payable), or the Applicant or any of its Subsidiaries shall file, propose, support or fail to contest in

PAGE \* MERGEFORMAT 13

good faith the filing or confirmation of any such plan or entry of any such order or any disclosure statement related thereto;
(m)     the Applicant or any of its Subsidiaries shall take any action in support of any matter set forth in paragraphs (i), (j), (k), (l), (n) or (o) of this Section and the relief requested is granted in an order, in each case unless the Issuing Bank consents to such action in its sole discretion;
(n)    any Facility Document shall for any reason be asserted in writing by the Applicant or any Subsidiary not to be a legal, valid and binding obligation of any party thereto other than in accordance with the express terms and conditions hereof;
(o)    one or more ERISA Events shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or the Applicant, any Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan;
(p)    there shall occur a cessation of a substantial part of the business of the Applicant for a period that materially adversely affects the Applicant’s ability to perform its duties hereunder or comply with the provisions hereof; or
(q)    the Applicant shall grant any Lien on the L/C Collateral (other than Liens granted under the LC Cash Collateral Agreement) without the written consent of the Issuing Bank in its sole discretion;
then, and in every such event (other than an event with respect to the Applicant described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Issuing Bank shall, by written notice to the Applicant, take any or all of the following actions, at the same or different times: (i) declare the commitments and obligations of the Issuing Bank to issue, amend, renew or extend any Facility Letter of Credit to be terminated, whereupon such commitments and obligations shall be terminated and/or (ii) declare the Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the same shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Applicant, anything contained herein or in any other Facility Document to the contrary notwithstanding; and in any event with respect to the Applicant described in paragraph (h) or (i) above, the Obligations shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Applicant, anything contained herein or in any other Facility Document to the contrary notwithstanding.
The applicable L/C Collateral shall be applied to satisfy drawings under the applicable Letters of Credit as they occur and other Obligations as they become due and payable. If any portion of the L/C Collateral remains after all Letters of Credit have been canceled or returned and all Obligations have been paid in full, such remaining amount shall be transferred to the Applicant.
ARTICLE VIII

MISCELLANEOUS
SECTION 8.01    Notices.
(a)    Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)    if to Applicant,
GenOn Energy, Inc.,

PAGE \* MERGEFORMAT 13

804 Carnegie Center
Princeton, NJ 08540-6213Attention: Mark A. “Mac” McFarland
Email: mac@genon.com

with a copy to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
United States
Attention:Andres C. Mena
Email: amena@kirkland.com

(ii)    if to the Issuing Bank,
Citibank, N.A.
Citi Asset Based & Transitional Finance Group
388 Greenwich St., 8th Floor
New York, New York 10013
Attention:Shane Azzara
Email: shane.azzara@citi.com
with a copy to:
Latham & Watkins LLP
858 Third Avenue
New York, New York 10022
Attention: Dan Seale
Email:Daniel.Seale@lw.com
(b)    Each of the Issuing Bank and the Applicant may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.
(c)    All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopy or (to the extent permitted by paragraph (b) above) electronic means (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient) or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 8.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 8.01.
(d)    Any party hereto may change its address, email or telecopy number for notices and other communications hereunder by notice to the other parties hereto.
SECTION 8.02    Survival of Agreement. All covenants, agreements, representations and warranties made by the Applicant herein, in the other Facility Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Facility Document shall be considered to have been relied upon by the Issuing Bank and shall survive the execution and delivery of the Facility Documents and the issuance of Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Facility Document is outstanding and unpaid or any Letter of Credit is outstanding

PAGE \* MERGEFORMAT 13

(unless other arrangements satisfactory to the Issuing Bank in its sole discretion have been made). Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.04, 2.05 and 8.06) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of this Agreement.
SECTION 8.03    Binding Effect, Effectiveness. This Agreement shall become binding (subject, however, to the satisfaction of the other conditions set forth in Section 4.01) when this Agreement shall have been executed by the Applicant and the Issuing Bank and when the Issuing Bank shall have received copies thereof bearing the signature of the Applicant, and thereafter shall be binding upon and inure to the benefit of the Applicant, the Issuing Bank and their respective permitted successors and assigns.
SECTION 8.04    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Applicant may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Issuing Bank in its sole discretion (and any attempted assignment or transfer by the Applicant without such consent shall be null and void) and (ii) the Issuing Bank may not assign or otherwise transfer its rights or obligations hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, including any Affiliate of the Issuing Bank that issues any Letter of Credit, and, to the extent expressly contemplated hereby, the Related Parties of the Issuing Bank and to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement; provided that NRG is and shall be an express beneficiary of the last proviso in Section 2.02(a).
SECTION 8.05    Liability of the Arranger. Notwithstanding anything herein to the contrary, the Arranger shall not have any powers, duties or responsibilities under this Agreement or any of the other Facility Documents.
SECTION 8.06    Expenses; Indemnity.
(a)    The Applicant agrees to pay all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Arranger or the Issuing Bank in connection with the preparation of this Agreement and the other Facility Documents, or by the Issuing Bank in connection with the administration of this Agreement (including the reasonable and documented fees, disbursements and the charges for no more than one outside counsel for the Issuing Bank) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) or incurred by the Issuing Bank in connection with the enforcement or protection of their rights in connection with this Agreement and the other Facility Documents, in connection with the Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Latham & Watkins LLP as counsel to the Issuing Bank.
(b)    The Applicant agrees (without duplication of any indemnity provided in any other Facility Document) to indemnify the Arranger, the Issuing Bank and each of its Affiliates, directors, trustees, officers, employees, investment advisors and Issuing Banks (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, litigation, investigations or proceedings and related expenses, including reasonable and documented counsel fees, charges and disbursements, incurred by or asserted or brought against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Facility Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use or proposed use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and whether or not brought by the Applicant or any of its Subsidiaries or any other Person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, litigation, investigations or proceedings or related expenses result

PAGE \* MERGEFORMAT 13

primarily from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Parties as determined by a court of competent jurisdiction in a final and non-appealable judgment (any such Indemnitee and its Related Parties treated, for this purpose only, as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, the Applicant agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, litigation, investigations or proceedings and related expenses, including reasonable and documented counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Claim related in any way to the Applicant or any of its Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property or facility currently or formerly owned, leased or operated by the Applicant or any of its Subsidiaries, or to the extent any claim survives the Bankruptcy Cases, by any predecessor of the Applicant or any of its Subsidiaries that was a debtor in possession; provided that any such indemnity set forth in this Section 8.06(b), shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, litigation, investigations or proceedings or related expenses result from (x) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Parties as determined by a court of competent jurisdiction in a final and non-appealable judgment, (y) a breach by such Indemnitee of its obligations under the Facility Documents or (z) disputes arising solely among Indemnitees and that do not involve any act or omission by the Applicant or its Subsidiaries. The provisions of this Section 8.06 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Facility Document, or any investigation made by or on behalf of the Issuing Bank. All amounts due under this Section 8.06 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.
(c)    Except as expressly provided in Section 8.06(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.05, this Section 8.06 shall not apply to Taxes, except any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.
(d)    To the extent permitted by applicable law, the Applicant shall not assert, and hereby waive, any claim against any Indemnitee by the Applicant or its Affiliates, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, or any Letter of Credit.
(e)    No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Facility Documents or the transactions contemplated hereby or thereby.
SECTION 8.07    Right of Set-off. If an Event of Default shall have occurred and be continuing, the Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Issuing Bank to or for the credit or the account of the Applicant or any Subsidiary against any of and all the obligations of the Applicant now or hereafter existing under this Agreement or any other Facility Document held by the Issuing Bank irrespective of whether or not the Issuing Bank shall have made any demand under this Agreement or such other Facility Document and although the obligations may be unmatured. The rights of the Issuing Bank under this Section 8.07 are in addition to other rights and remedies (including other rights of set-off) that the Issuing Bank may have.
SECTION 8.08    Applicable Law. THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER FACILITY DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

PAGE \* MERGEFORMAT 13

SECTION 8.09    Waivers; Amendment.

PAGE \* MERGEFORMAT 13

(a)    No failure or delay of the Issuing Bank in exercising any right or power hereunder or under any Facility Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Issuing Bank hereunder and under the other Facility Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Facility Document or consent to any departure by the Applicant therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Applicant in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.
(b)    Neither this Agreement nor any other Facility Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Applicant and Citibank, in its capacity as Issuing Bank, Secured Party (as defined in the L/C Cash Collateral Agreement), Bank (as defined in the L/C Cash Collateral Agreement) or other relevant capacity, as the case may be, under this Agreement or such other Facility Document.
SECTION 8.10    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by the Issuing Bank shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Issuing Bank in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to the Issuing Bank shall be limited to the Maximum Rate, provided that such excess amount shall be paid to the Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.
SECTION 8.11    Entire Agreement. This Agreement, the other Facility Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Facility Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Facility Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Facility Documents.
SECTION 8.12    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER FACILITY DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.
SECTION 8.13    Severability. In the event that any one or more of the provisions contained in this Agreement or in any other Facility Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

PAGE \* MERGEFORMAT 13

SECTION 8.14    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 8.03. Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.
SECTION 8.15    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 8.16    Jurisdiction; Consent to Service of Process.
SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING TO ANY FACILITY DOCUMENT OR ANY INSTRUCTION SHALL BE BROUGHT IN THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ANY PARTY, IF ANY, AT ITS ADDRESS PROVIDED IN THE APPLICABLE FACILITY DOCUMENT; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER EACH PARTY, AS APPLICABLE, IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE ISSUING BANK RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE APPLICANT IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY FACILITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.
SECTION 8.17    Confidentiality. The Issuing Bank agrees that it shall maintain in confidence any information relating to the Applicant and its Subsidiaries furnished to it by or on behalf of the Applicant or its Subsidiaries (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by the Issuing Bank without violating this Section 8.17 or (c) was available to the Issuing Bank from a third party having, to such person’s knowledge, no obligations of confidentiality to the Applicant or its Subsidiaries) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 8.17), except (A) to the extent necessary to comply with law or any legal or regulatory process (including any self-regulatory authority) or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to Governmental Authorities or the National Association of Insurance Commissioners, (C) to its parent companies, Affiliates, auditors and its, and its Affiliates’, respective partners, directors, officers, employees, Issuing Bank, advisors and other representatives (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 8.17), (D) in order to enforce its rights under any Facility Document in a legal proceeding, (E) to any prospective assignee of any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 8.17 or as shall be required to keep the same confidential pursuant to any letter or agreement with confidentiality provisions at least as restrictive as this Section 8.17), (F) to any direct or indirect contractual counterparty in respect of any Hedging Obligation or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 8.17 or as shall be required to keep the

PAGE \* MERGEFORMAT 13

same confidential pursuant to any letter or agreement with confidentiality provisions at least as restrictive as this Section 8.17) and (G) with the consent of the Applicant.
SECTION 8.18    Communications.
(a)    Delivery. The Applicant hereby agrees that it will use all reasonable efforts to provide to the Issuing Bank all information, documents and other materials that it is obligated to furnish to the Issuing Bank pursuant to this Agreement and any other Facility Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, extension of credit, (ii) relates to the payment of any amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Issuing Bank in its sole discretion or in such other form, including hard copy delivery thereof, as the Issuing Bank shall reasonably request. Nothing in this Section 8.18 shall prejudice the right of the Applicant or the Issuing Bank to give any notice or other communication pursuant to this Agreement or any other Facility Document in any other manner specified in this Agreement or any other Facility Document.
(b)    Receipt. The Issuing Bank agrees that receipt of the Communications by the Issuing Bank at its e-mail address set forth above in Section 8.01 shall constitute effective delivery of the Communications to the Issuing Bank for purposes of the Facility Documents.
SECTION 8.19    USA PATRIOT Act. The Issuing Bank hereby notifies the Applicant that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (U.S.A. Patriot Act) of 2001 (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies the Applicant, which information includes the name and address of the Applicant and other information that will allow the Issuing Bank to identify the Applicant in accordance with the USA PATRIOT Act.
SECTION 8.20    No Fiduciary Duty. The Issuing Bank and its Affiliates (collectively, solely for purposes of this paragraph, the “Issuing Bank”), may have economic interests that conflict with those of the Applicant, its stockholders or its affiliates. The Applicant agrees that nothing in the Facility Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any the Issuing Bank, on the one hand, and the Applicant, its stockholders or its affiliates, on the other. The Applicant acknowledges and agrees that (i) the transactions contemplated by the Facility Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Issuing Bank, on the one hand, and the Applicant, on the other and (ii) in connection therewith and with the process leading thereto, (x) the Issuing Bank has not assumed an advisory or fiduciary responsibility in favor of the Applicant, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether the Issuing Bank has advised, is currently advising or will advise the Applicant, its stockholders or its Affiliates on other matters) or any other obligation to the Applicant except the obligations expressly set forth in the Facility Documents and (y) the Issuing Bank is acting solely as principal and not as the Issuing Bank or fiduciary of the Applicant, its management, stockholders, creditors or any other Person. The Applicant acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Applicant agrees that it will not claim that the Issuing Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Applicant, in connection with such transaction or the process leading thereto.
SECTION 8.21    Restatement. This Agreement shall, except as otherwise expressly set forth herein, supersede the Existing LC Facility Agreement from and after the Effective Date. The parties hereto acknowledge and agree, however, (a) that this Agreement and all other Facility Documents executed

PAGE \* MERGEFORMAT 13

and delivered herewith do not constitute a novation or termination of the Obligations (under and as defined in the Existing LC Facility Agreement) and the other Facility Documents (as defined in the Existing LC Facility Agreement), in each case, as in effect prior to the Effective Date except as expressly provided herein and (b) the Obligations (under and as defined in the Existing LC Facility Agreement) are in all respects continuing with the terms being modified as provided in this Agreement and the other Facility Documents. The parties hereto further acknowledge and agree that all references in the other Facility Documents to the Existing LC Facility Agreement shall be deemed to refer without further amendment to this Agreement.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

PAGE \* MERGEFORMAT 13

IN WITNESS WHEREOF, the Applicant and Issuing Bank have caused their names to be duly signed to this Agreement by their respective officers thereunto duly authorized, all as of the date first above written.
GenOn Energy, Inc., as Applicant
By:/s/ Mark A. McFarland
Name: Mark A. McFarland
Title: Chief Executive Officer

[Signature Page to Letter of Credit Agreement]

CITIBANK, N.A., as Issuing Bank
By:/s/ Allister Chan
Name: Allister Chan
Title: Vice President

[Signature Page to Letter of Credit Agreement]

Exhibit A - Form of Final Order

(please see the following page)

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

)
In re:	)	Chapter 11
)
GENON ENERGY, INC., et al.,	)	Case No. 17-33695 (DRJ)
)
Debtors.	)	(Jointly Administered)
)
	)	Re: Docket No. 6
FINAL ORDER (I) AUTHORIZING THE
DEBTORS’ CONTINUED PERFORMANCE UNDER
INTERCOMPANY ARRANGEMENTS, (II) AUTHORIZING THE
DEBTORS TO CONTINUE ORDINARY COURSE OPERATIONS
AND RELATED FINANCING, AND (III) GRANTING RELATED RELIEF

Upon the motion (the “Motion”) of the above-captioned debtors and debtors in possession (collectively, the “Debtors”) for entry of a final order (this “Final Order”), (a) authorizing, but not directing, the Debtors to continue performance of obligations under the Intercompany Arrangements in the ordinary course of business, (b) authorizing the Debtors to continue ordinary course operations, (c) authorizing the Debtors to enter into letter of credit reimbursement facilities, and (d) granting such other relief as is just and proper, all as more fully set forth in the Motion; and upon the First Day Declaration; and this Court having jurisdiction over this matter pursuant to 28 U.S.C. § 1334; this Court having found that this is a core proceeding pursuant to 28 U.S.C. § 157(b)(2); and this Court having found that it may enter a final order consistent with Article III of the United States Constitution; and this Court having found that venue of this proceeding and the Motion in this district is proper pursuant to 28 U.S.C. §§ 1408 and 1409; and this Court having found that the relief requested in the Motion is in the best interests of the Debtors’ estates, their creditors, and other parties in interest; and this Court having found that the Debtors’ notice of the Motion and opportunity for a hearing on the Motion were appropriate under the circumstances and no other notice need be provided; and this Court having reviewed the Motion and having heard the statements in support of the relief requested therein at a hearing before this Court (the “Hearing”); and this Court having determined that the legal and factual bases set forth in the Motion and at

2

the Hearing establish just cause for the relief granted herein; and upon all of the proceedings had before this Court; and after due deliberation and sufficient cause appearing therefor,
The Court HEREBY FINDS AND CONCLUDES
a.The Debtors require the ability to post letters of credit to carry on the operation of their businesses in the ordinary course, which is essential to the Debtors’ ability to reorganize and maximize the value of the Debtors’ assets for the benefit of their stakeholders. In addition, based on the record presented at the Interim and Final Hearings: (i) the Debtors’ critical need for a vehicle that it can utilize to procure letters of credit is immediate and the entry of this Final Order is necessary to avoid immediate and irreparable harm to the Debtors’ estates; and (ii) in the absence of a letter of credit facility, the continued operation of the Debtors’ businesses would be significantly impaired and serious and irreparable harm to the Debtors and their estates would occur.
b.The Debtors have been unable to secure or obtain an executed alternative letter of credit facility that is sufficient for the needs of the Debtors’ businesses in advance of the Petition Date. Nor could they obtain unsecured letters of credit allowable as an administrative expense under section 503(b)(1) of the Bankruptcy Code that would serve the needs of the Debtors to continue providing letters of credit in the ordinary course.
c.Based upon the pleadings and proceedings of record, (i) the terms and conditions of the Citi LC Facility (as defined below), including, specifically, the terms and conditions in the Citi Reimbursement Documents (as defined below), are reasonable based on the timing exigencies and other circumstances of the case and reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duty and are supported by reasonably equivalent value and fair consideration, (ii) the Citi LC Facility, including, specifically, the facility governed by the Citi Reimbursement Documents, has been negotiated in good faith and at arm’s length and (iii) any credit or letters of credit issued or extended to the Debtors, including, specifically, credit extended or letters of credit issued under the Citi Reimbursement Documents, shall have been extended, issued, or made, as the case may be, in “good faith” within the meaning of section 364(e) of the Bankruptcy Code and in express reliance upon the protections offered by section 364(e) of the Bankruptcy Code, and the Citi LC Facility, including, specifically, the facility governed by the Citi Reimbursement Documents, and the Citi LC Liens (as defined below) shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event that this Final Order or any provision hereof is vacated, reversed or modified, on appeal or otherwise.

3

IT IS HEREBY ORDERED THAT:
1.The Motion is granted as set forth in this Final Order.
2.The Debtors are authorized, but not directed, to continue performance under any and all of the Intercompany Arrangements in the ordinary course of business and on the terms set forth in the Motion and this Final Order and, to the extent applicable, in accordance with the Restructuring Support Agreement. The Debtors are further authorized to use estate property and to expend estate funds as they deem necessary and appropriate in the ordinary course of business to perform under the Intercompany Arrangements on the terms set forth in the Motion and this Final Order.
3.The Debtors are authorized, but not directed, to continue existing Intercompany Transactions and to enter into and engage in any further Intercompany Transactions and to take any actions and to pay prepetition obligations and postpetition obligations related thereto in accordance with their cash management system. All postpetition payments from or on behalf of a Debtor to or on behalf of another Debtor under any postpetition Intercompany Transaction are hereby accorded administrative expense status. In connection therewith, the Debtors shall continue to maintain current records with respect to all transfers of cash so that all transactions, including the Intercompany Transactions, may be readily ascertained, traced, and recorded properly on applicable intercompany accounts.
4.Pursuant to sections 105, 363, and 364 of the Bankruptcy Code, the Debtors are authorized, but not directed, to continue their operations in the ordinary course of business and in accordance with prepetition practices, including, but not limited to, the maintenance of cash collateral, the posting of other collateral, or the issuance of letters of credit pursuant to a fully cash-collateralized letter of credit facility governed by the terms of the Citi Reimbursement Documents (as defined below) (such letter of credit facility, as the same may be refinanced, supplemented or replaced from time to time, the “Citi LC Facility”).
5.The Debtor GenOn Energy, Inc. (the “Applicant”) is authorized to (A) enter into, and execute, deliver and perform under (i) that certain Letter of Credit Agreement (substantially in the form attached hereto as Exhibit 1, and as may be hereafter refinanced, replaced, amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof, the “Citi Reimbursement Agreement”) by and among GenOn Energy, Inc., as Applicant, Citibank, N.A., as the Issuing Bank, and Citigroup Global Markets Inc., as Sole Lead Arranger and Sole Bookrunner, (ii) that certain Pledge, Assignment and Control Agreement (substantially

4

in the form attached hereto as Exhibit 2, and as may be hereafter refinanced, replaced, amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof, the “L/C Control Agreement”) by and among GenOn Energy, Inc., as Applicant, and Citibank, N.A., as the Secured Party thereunder, (iii) that certain Structuring Fee Letter, dated as of June 19, 2017, by and between Citibank, N.A. and the Applicant (as may be hereafter amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Citi Fee Letter”), and (iv) any related agreements, documents, certificates and instruments delivered or executed from time to time in connection therewith, including all Facility Documents (as defined in the Citi Reimbursement Agreement) (in each case, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof and hereof, and together with the Citi Reimbursement Agreement, the Citi L/C Control Agreement, Citi Fee Letter, collectively, the “Citi Reimbursement Documents”) and (B) incur and perform the Obligations (as defined in the Citi Reimbursement Agreement) (the “Reimbursement Obligations” and Citibank, N.A. as the Issuing Bank, the Secured Party and in any other capacity under any of the Citi Reimbursement Documents, and Citigroup Global Markets Inc., as Sole Lead Arranger and Sole Bookrunner and any affiliate of Citibank, N.A. that is a party to any of the Citi Reimbursement Documents, collectively, “Citibank”). The Debtors are hereby authorized to pay, and without limiting the Debtors’ payment obligations under this Final Order or the Citi Reimbursement Documents, Citibank, N.A. is hereby authorized to apply the L/C Collateral (as defined in the Citi Reimbursement Agreement) toward the payment of, all principal, interest, unreimbursed amounts, fees (which shall be payable in accordance with the Fee Letter (as defined in the Citi Reimbursement Agreement)), and expenses, indemnities and other amounts described herein and in the Citi Reimbursement Documents and all other Reimbursement Obligations, in each case as such shall accrue and become due hereunder or thereunder, including, without limitation, the reasonable fees and expenses of legal counsel to Citibank.
6. All of the terms of the Citi Reimbursement Documents (including, without limitation, the expense reimbursement and indemnity provisions thereof) are hereby approved, and upon execution and delivery of the Citi Reimbursement Documents, each of the Citi Reimbursement Documents shall constitute, and is hereby deemed to be, the legal, valid and binding obligation of the Applicant, enforceable against such Applicant, its estate and any successors thereto in accordance with its terms. Each officer of a Debtor acting singly is hereby authorized to execute and deliver each of the Citi Reimbursement Documents, as applicable, such execution and delivery to be conclusive evidence of

5

such officer’s respective authority to act in the name of and on behalf of the applicable Debtor without any further corporate action by any Debtor. All obligations incurred, payments made, and transfers or grants of security set forth in this Final Order and the Citi Reimbursement Documents by the Debtors are granted to or for the benefit of Citibank, N.A. for fair consideration and reasonably equivalent value, and are granted contemporaneously with the making of the financial accommodations secured thereby. No obligation, payment, transfer or grant of security under the Citi Reimbursement Documents or this Final Order with respect to the Reimbursement Obligations shall be stayed, restrained, voided, voidable or recoverable under the Bankruptcy Code or under any applicable non-bankruptcy law, or subject to any defense, reduction, setoff, recoupment or counterclaim. The Reimbursement Obligations shall not be discharged by the entry of an order confirming any plan of reorganization, notwithstanding the provisions of section 1141(d) of the Bankruptcy Code, unless such plan provides for (a) indefeasible payment in full in cash of all Reimbursement Obligations and the cancellation of all outstanding Letters of Credit, (b) such other treatment as agreed to in writing by Citibank, N.A. in its sole discretion, or (c) any such treatment as expressly outlined in the Citi LC Facility.
7.As security for the Reimbursement Obligations, Citibank, N.A., on behalf of itself and each of its affiliates that is a party to any of the Citi Reimbursement Documents, is hereby granted (effective upon the date of this Final Order, without the necessity of the execution by the Applicant or the filing or recordation of security agreements, lockbox or control agreements, financing statements, or any other instrument or the possession or control by Citibank) first priority, valid, binding, continuing, enforceable, fully perfected, and unavoidable security interests in and liens, including liens pursuant to section 364(c)(2) of the Bankruptcy Code and priming liens pursuant to section 364(d)(1) of the Bankruptcy Code (such security interests and liens, collectively, the “Citi LC Liens”), upon, subject to the terms of the Citi Reimbursement Documents, cash and other financial assets on deposit in the Letter of Credit Account (as defined in the Citi Reimbursement Documents) (the Letter of Credit Account and together with all cash and other financial assets now or hereinafter on deposit in the Letter of Credit Accounts and all proceeds, products and accessions thereof, the “Citi LC Property”). This Final Order shall be sufficient and conclusive evidence of the validity, perfection and priority of the Citi LC Liens. Notwithstanding the foregoing, Citibank, N.A. may, in its sole discretion, file financing statements, security agreements, lockbox or control agreements, notices of liens and other similar documents and is hereby granted relief from the automatic stay of section 362 of the Bankruptcy Code in order to do so, and all such

6

financing statements, security agreements, lockbox or control agreements, notices and other documents shall be deemed to have been filed or recorded at the time and on the date of this Final Order. Neither the Citi LC Liens nor the Citi LC Property shall be subject or subordinate to (x) any lien or security interest that is avoided and preserved for the benefit of the Debtors and their estates under section 551 of the Bankruptcy Code, (y) any lien or security interest heretofore or hereinafter granted in the Chapter 11 Cases, or (z) any intercompany or affiliate liens of the Debtor. The Citi LC Liens shall not be subject to sections 510, 549, 550 or 551 of the Bankruptcy Code.
8.The Debtors are authorized and directed to deposit cash into, and shall at all times maintain cash in, the Letter of Credit Account in an amount sufficient to satisfy the L/C Deposit Amount (as defined in the Citi Reimbursement Agreement).
9.The Debtors shall pay in cash all reasonable and documented fees and expenses incurred by Citibank, whether incurred prepetition or postpetition, (including the reasonable and documented fees and expenses of Citibank’s professionals, including legal counsel) in accordance with the Citi Reimbursement Documents; provided, however, that with respect to the payment of reasonable and documented fees and expenses of Citibank’s professionals, the Debtors shall pay such reasonable and documented fees and expenses within fifteen (15) days after receipt of a reasonably detailed invoice therefor, and such fees and expenses shall not be subject to Bankruptcy Court approval, provided that if the Debtors, the United States Trustee, the Consenting Holders, or counsel for any creditors’ committee objects to the reasonableness of any fees and expenses of Citibank's professionals and cannot resolve such objection within ten (10) days of receipt of such invoices, the United States Trustee or the creditors’ committee, as the case may be, shall file and serve on Citibank, N.A. and its professionals an objection limited to the issue of reasonableness of such fees and expenses. The Debtors shall timely pay the invoices of Citibank's professionals on or prior to the expiration of the fifteen (15) day period if no objection is received. If a fee objection is timely received, the Debtors shall only be required to pay the undisputed amount of the applicable invoice and the Bankruptcy Court shall have jurisdiction to determine the disputed portion of such invoice if the parties are unable to resolve the dispute.
10.Effective immediately upon entry of this Final Order, Citibank is hereby granted, on account of the Reimbursement Obligations, a claim against the Applicant that has administrative expense status pursuant to sections 364(c), 503(b), 507(a)(2), and 507(b) of the Bankruptcy Code (the “Citi Administrative Claim”).

7

11.The automatic stay imposed under section 362(a) of the Bankruptcy Code is hereby modified to effectuate all of the terms, rights, benefit, privileges, remedies and provisions of this Final Order and the Citi Reimbursement Documents, without further notice, motion, application to, order of, or hearing before, this Court, and only to the extent necessary to permit Citibank to exercise any and all such rights, benefits, privileges and remedies in accordance with the terms of this Final Order and the Citi Reimbursement Documents. The automatic stay imposed under section 362(a) of the Bankruptcy Code is hereby modified to permit Citibank, N.A. (a) to exercise its control over the Letter of Credit Account and to reimburse itself with funds contained therein for the amount due upon any drawing under a Letter of Credit (including any applicable fees that are due and payable in connection therewith under the Citi Reimbursement Documents) or for any other Reimbursement Obligations that are due and payable, and (b) solely upon the occurrence and during the continuance of any Event of Default under, and as defined in, the Citi Reimbursement Agreement, to declare all amounts thereunder due and payable, and to exercise all other rights and remedies provided for in the Citi Reimbursement Documents without further notice, motion or application to, order of or hearing before, this Court.
12.As a further condition of the Citi L/C Facility, the Debtors (and any successors thereto or any representative thereof, including any trustees appointed in the Chapter 11 Cases or any successor cases) shall be deemed to have waived any rights, benefits or causes of action under section 506(c) of the Bankruptcy Code as they may related to or be asserted against Citibank, the Citi LC Liens, or the L/C Collateral. Nothing in this Final Order or the Citi Reimbursement Documents shall be deemed consent by Citibank to any charge, lien, assessment or claim against, or in respect of, the L/C Collateral under section 506(c) of the Bankruptcy Code or otherwise. The Applicant shall not grant any Lien on the L/C Collateral (other than the Citi LC Liens) without the written consent of Citibank, N.A.
13.In accordance with section 364(e) of the Bankruptcy Code, if any or all of the provisions of this Final Order are hereafter reversed, modified, vacated or stayed, such reversal, modification, vacatur or stay shall not affect the (a) validity of any Reimbursement Obligations owing to Citibank as of the effective date of such reversal, modification, vacatur or stay, or (b) validity or enforceability of any claim, lien or security interest authorized or created hereby or pursuant to the Citi Reimbursement Documents with respect to any Reimbursement Obligations. Notwithstanding any such reversal, modification, vacatur or stay, the incurrence of Reimbursement Obligations shall be governed in all respects by the provisions of this Final Order, and Citibank shall be entitled to all of the rights,

8

remedies, protections and benefits granted under section 364(e) of the Bankruptcy Code, this Final Order and the Citi Reimbursement Documents with respect to the incurrence of the Reimbursement Obligations.
14.To the extent permitted by applicable law, this Final Order shall bind the (i) Debtors, (ii) Citibank, (iii) all other parties in interest in these cases, and (iv) any successor to the Debtors, including, without limitation, any trustee hereafter appointed for the estate of any of the Debtors, whether in these Chapter 11 Cases or in the event of the conversion of any of the Chapter 11 Cases to a liquidation under chapter 7 of the Bankruptcy Code. The Debtors and Citibank are hereby authorized to implement, in accordance with the terms of the Citi Reimbursement Documents, any non-material modifications (including without limitation, any change to the identity of the issuer under the Citi Reimbursement Agreement) of the Citi Reimbursement Documents or replace the Citi LC Facility with a letter of credit facility with another issuer with material terms that are substantially the same as the Citi LC Facility without further notice, motion or application to, order of or hearing before, this Court. To the extent any provision of this Final Order conflicts with any provision of the Motion or any Citi Reimbursement Document, the provisions of this Final Order shall control.
15.Entry of this Final Order shall constitute sufficient notice of a proper termination pursuant to Section 18 of that certain Revolving Letter of Credit Reimbursement Agreement, between GenOn Energy, Inc., and NRG Energy, Inc., among others, dated June 14, 2017 (the “NRG LC Agreement”) and approved by the Court pursuant to an interim order dated June 15, 2017; provided, for the avoidance of doubt, that the NRG LC Agreement shall not be terminated by the Debtors until the other conditions to termination set forth in section 18 thereof are satisfied.
16.Notwithstanding anything in this Order or the terms of the Reimbursement Documents to the contrary, the Debtors are authorized, but not directed, to substitute post‑petition letters of credit in exchange for expiring pre-petition letters of credit, surety bonds, or other credit support, whether or not such prepetition credit support was issued under or supported by the Prepetition Credit Agreement, if and only if, such substitution occurs on a date that is within 14 days of the time by which the Debtors would replace such letter of credit, surety bond, or other credit support as required by any related contract, regulation, or applicable law, or as would be consistent with historical practice; provided, however, all claims, rights and remedies, if any, of the Debtors, the Ad Hoc Committee, NRG and all other parties in interest with respect to such replacements are reserved, and provided, further, that, all claims, rights and remedies, if any, of the Debtors, the Ad Hoc Committee and all other parties in interest with respect to the replacement

9

of pre-petition letters of credit issued under the Prepetition Credit Agreement with post-petition letters of credit issued or supported by NRG under the LC Facility or otherwise are specifically reserved, and provided, further, that, the foregoing provisos shall not apply to (i) the Citi LC Facility, (ii) Citibank, N.A., in its capacities as the Issuing Bank or Secured Party, (iii) Citigroup Global Markets Inc., in its capacity as Sole Leader Arranger and Sole Bookrunner, (iv) the Citi Reimbursement Documents, (v) the Reimbursement Obligations, (vi) the L/C Collateral, (vii) the Citi LC Liens, (viii) the Citi LC Property, or (ix) the Citi Administrative Claim, in each case as and to the extent approved in this Final Order.
17.Notwithstanding the relief granted in this Final Order and any actions taken pursuant to such relief, nothing in this Final Order shall be deemed: (a) an admission as to the validity of any prepetition claim against a Debtor; (b) a waiver of the rights of the Debtors or any other party in interest to dispute any prepetition claim on any grounds; (c) a promise or requirement to pay any prepetition claim; (d) an implication or admission that any particular claim (other than the Citi Administrative Claim) is of a type specified or defined in this Order or the Motion; (e) a request or authorization to assume any prepetition agreement, contract, or lease pursuant to section 365 of the Bankruptcy Code; (f) a waiver of the rights of the Debtors or any other party in interest to dispute the pricing or allocation with respect to any intercompany transactions or arrangements; or (g) a waiver of the Debtors’ or any other parties rights under the Bankruptcy Code or any other applicable law.
18.The banks and financial institutions on which checks were drawn or electronic payment requests made in payment of the prepetition obligations approved herein are authorized and directed to receive, process, honor, and pay all such checks and electronic payment requests when presented for payment, and all such banks and financial institutions are authorized to rely on the Debtors’ designation of any particular check or electronic payment request as approved by this Final Order.
19.The Debtors are authorized to issue postpetition checks, or to effect postpetition fund transfer requests, in replacement of any checks or fund transfer requests that are dishonored as a consequence of these Chapter 11 Cases with respect to prepetition amounts owed in connection with the Intercompany Arrangements.
20.Notice of the Motion as provided therein shall be deemed good and sufficient notice of such Motion and the requirements of Bankruptcy Rule 6004(a) and the Bankruptcy Local Rules are satisfied by such notice.

10

21.Notwithstanding Bankruptcy Rule 4001(a)(3) and 6004(h), the terms and conditions of this Final Order are immediately effective and enforceable upon its entry and there shall be no stay of execution or effectiveness of this Final Order.
22.The Debtors are authorized to take all actions necessary to effectuate the relief granted in this Final Order in accordance with the Motion.
23.This Court retains jurisdiction with respect to all matters arising from or related to the implementation, interpretation, and enforcement of this Final Order.

Dated: __________, 2017
Houston, Texas	United States Bankruptcy Judge

11

Exhibit 1
Citi Reimbursement Agreement

Exhibit 2
L/C Control Agreement

13

Schedule I
Existing Letters of Credit

1.	Irrevocable Standby Letter of Credit Number 69610441, dated as of June 30, 2017, issued by the Issuing Bank in favor of Washington Gas Light Company with a stated amount of $3,000,000.